UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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Universal Stainless & Alloy Products, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Universal Stainless & Alloy Products, Inc.

600 Mayer Street

Bridgeville, Pennsylvania 15017

April 8, 2022

Dear Stockholders:

You are cordially invited to attend the 2022 Annual Meeting of Stockholders of Universal Stainless & Alloy Products, Inc., to be held at 10:00 a.m., local time, on May 4, 2022, at the Hyatt Hotel, Pittsburgh International Airport, 1111 Airport Boulevard, Pittsburgh, Pennsylvania 15231.

The attached Notice of Annual Meeting of Stockholders and Proxy Statement describe the matters to be acted upon at the Annual Meeting. Please review them carefully.

YOUR VOTE IS IMPORTANT. Whether or not you personally plan to attend the Annual Meeting, please take a few moments now to sign, date and return your proxy in the enclosed postage-paid envelope. Regardless of the number of shares you own, your presence by proxy is important to establish a quorum, and your vote is important for proper corporate governance.

Thank you for your interest in Universal Stainless & Alloy Products, Inc.

Sincerely,

Dennis M. Oates

Chairman of the Board, President and Chief Executive Officer

Universal Stainless & Alloy Products, Inc.

600 Mayer Street

Bridgeville, Pennsylvania 15017

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 4, 2022

The Annual Meeting of Stockholders will be held at 10:00 a.m., local time, on May 4, 2022, at the Hyatt Hotel, Pittsburgh International Airport, 1111 Airport Boulevard, Pittsburgh, Pennsylvania 15231.

Only holders of the Company’s common stock at the close of business on March 18, 2022 will be entitled to vote at the Annual Meeting. A list of persons who were stockholders as of that date and time will be available for examination by any stockholder at the Annual Meeting and for the ten days prior to the Annual Meeting during regular business hours, at the Company’s executive offices located at 600 Mayer Street, Bridgeville, PA 15017. Stockholders as of the record date may vote in person or by proxy. At the Annual Meeting we will:

1.    Elect a Board of Directors;

2.    Vote on an advisory, non-binding resolution to approve the compensation for the Company’s named executive officers;

3.     Vote to amend the Universal Stainless & Alloy Products, Inc. Amended and Restated 2017 Equity Incentive Plan to increase the number of shares reserved for issuance under the plan by 500,000 shares;

4.    Vote to ratify the appointment of Schneider Downs & Co., Inc. as the Company’s independent registered public accountants for 2022; and

5.    Attend to any other business properly presented at the Annual Meeting.

Your Board of Directors unanimously recommends that you vote “FOR” each of the director nominees described in this Proxy Statement, “FOR” the advisory, non-binding resolution to approve the compensation for the Company’s named executive officers, “FOR” the amendment to the Universal Stainless & Alloy Products, Inc. Amended and Restated 2017 Equity Incentive Plan to increase the number of shares reserved for issuance under the plan by 500,000 shares, and “FOR” the ratification of Schneider Downs & Co., Inc. as the Company’s independent registered public accountants for 2022.

This booklet includes the Universal Stainless & Alloy Products, Inc. Proxy Statement. Enclosed with this booklet are a proxy card and a return envelope that requires no postage if mailed within the United States. A copy of the Universal Stainless & Alloy Products, Inc. 2021 Annual Report on Form 10-K is also enclosed.

By Order of the Board of Directors,

John J. Arminas

Vice President, General Counsel and Secretary

April 8, 2022

Proxy Statement

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 4, 2022.

This Proxy Statement, the 2022 President’s Letter and the 2021 Annual Report of Universal Stainless & Alloy Products, Inc. are available to review at: http://www.proxydocs.com/USAP.

April 8, 2022

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

600 MAYER STREET

BRIDGEVILLE, PENNSYLVANIA 15017

PROXY STATEMENT

For 2022 Annual Meeting of Stockholders

BACKGROUND

This Proxy Statement and the accompanying form of proxy are being furnished in connection with the solicitation by the Board of Directors of Universal Stainless & Alloy Products, Inc., a Delaware corporation (“Universal Stainless” or the “Company”), of proxies to be voted at this Annual Meeting of Stockholders. This Proxy Statement and form of proxy are first being sent or given to the stockholders on or about April 8, 2022. The cost of solicitation of proxies will be borne by Universal Stainless, including expenses incurred in connection with the preparation and mailing of this Proxy Statement. The solicitation will be by mail and may also be made personally and by telephone by directors, officers and employees of Universal Stainless, without any compensation, other than their regular compensation as directors, officers or employees. Arrangements will be made with brokerage houses, banks and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of the Company’s common stock, and Universal Stainless will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

VOTING PROCEDURES

Who May Vote

Universal Stainless common stockholders of record at the close of business on March 18, 2022, are entitled to vote at the Annual Meeting. Stockholders have one vote per share on each matter being voted on.

Voting Methods

Stockholders of record may complete, sign, date and return their proxy cards in the postage-paid envelope provided. If you sign, date and return your proxy card but do not mark any voting selections, your shares represented by your proxy card will be voted as recommended by the Board of Directors.

If you hold your shares in a broker, bank or other nominee account, you are a “beneficial owner” of Universal Stainless common stock. In order to vote your shares, you must give voting instructions to the “nominee holder” of your shares. Universal Stainless asks the nominee holders to obtain voting instructions from the beneficial owners of shares. Proxies that are transmitted by nominee holders on behalf of beneficial owners will be voted as instructed by the nominee holder.

Finally, you may vote in person if you attend the Annual Meeting. You may obtain directions to attend the Annual Meeting and vote in person by contacting the Corporate Secretary at (412) 257-7600.

If you intend on attending the Annual Meeting, you will need to bring a photo I.D. and proof of being a stockholder as of March 18, 2022. If you are a stockholder of record, your name will appear on the stockholder list that we will have at the Annual Meeting. If you are a beneficial owner, you will need to have your broker provide you with a letter of confirmation that you held Universal Stainless common stock on March 18, 2022.

We urge you to return the proxy card promptly. Unless the applicable stockholder specifies otherwise, shares covered by a signed proxy that is returned and not subsequently revoked will be voted “FOR” each of the director nominees described in this Proxy Statement, “FOR” the advisory, non-binding resolution to approve the compensation for the Company’s named executive officers, “FOR” the amendment to the Universal Stainless & Alloy Products, Inc. Amended and Restated 2017 Equity Incentive Plan to increase the number of shares reserved for issuance under the plan by 500,000 shares, and “FOR” the ratification of Schneider Downs & Co., Inc. as the Company’s independent registered public accountants for 2022.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the Annual Meeting by:

•	notifying the Secretary of Universal Stainless in writing that you have revoked your proxy;

•	sending a revised proxy dated later than the earlier proxy; or

•	voting in person at the Annual Meeting.

Quorum and Voting Information

A quorum is required to conduct business at the Annual Meeting. As of the record date, 8,953,681 shares of Universal Stainless common stock were issued and outstanding. A majority of the voting power of the issued and outstanding common stock, present in person or represented by proxy, constitutes a quorum. If you submit a properly executed proxy card, even if you abstain from voting or withhold votes from director nominees, you will be considered part of the quorum. Broker non-votes also count as shares present for purposes of determining whether a quorum is present. Abstentions are tabulated with respect to each proposal (other than with regard to the election of directors).

Abstentions are not considered to be votes cast and thus will not have any effect on the outcome of any proposal to be considered at the Annual Meeting. Brokers who hold shares in street name for customers have the authority to vote only on certain routine matters in the absence of instruction from the beneficial owners. A broker non-vote occurs when the broker does not have the authority to vote on a particular proposal in its discretion in the absence of voting instructions. The ratification of the appointment of Schneider Downs & Co. Inc. as the Company’s independent registered public accountants for 2022 is considered a routine matter with respect to which brokers will have the authority to vote in the absence of voting instructions. Brokers will not have the authority in the absence of voting instructions to vote in the election of directors or with respect to the approval of the advisory, non-binding resolution to approve the compensation for the Company’s named executive officers or to amend the Universal Stainless & Alloy Products, Inc. Amended and Restated 2017 Equity Incentive Plan to increase the number of shares reserved for issuance under the plan by 500,000 shares. Under applicable Delaware law, broker non-votes will not be counted for purposes of determining whether any proposal has been approved and are not expected to have any effect on the outcome of any proposal to be considered at the Annual Meeting. The affirmative vote of a plurality of the shares of common stock represented in person or by proxy at the Annual Meeting and entitled to vote thereon is required for the election of directors. With regard to the election of directors, votes may be cast in favor of nominees or withheld. Broker non-votes will not have any effect with regard to the election of directors.

Each of (i) the approval of the advisory, non-binding resolution to approve the compensation for the Company’s named executive officers; (ii) the approval of the amendment to the Universal Stainless & Alloy Products, Inc. Amended and Restated 2017 Equity Incentive Plan to increase the number of shares reserved for issuance under the plan by 500,000 shares; and (iii) the ratification of the appointment of Schneider Downs & Co., Inc. as the Company’s independent registered public accountants for 2022 require the affirmative vote of a majority of the votes cast at the meeting. Abstentions and broker non-votes will not have any effect with respect to these proposals.

Confidential Voting Policy

Universal Stainless maintains a policy of keeping stockholder votes confidential. Overall voting results for the matters considered at the Annual Meeting will be disclosed publicly in accordance with applicable rules and regulations of the Securities and Exchange Commission (the “SEC”).

PROPOSALS YOU MAY VOTE ON

1.    Election of Directors

There are five nominees for election this year. Detailed information on each nominee is provided under the heading “Nominees for Election as Directors.” All directors are elected annually and serve a one-year term, until the next Annual Meeting and until their successors are duly elected and qualified. If any candidate is unable to stand for election at this Annual Meeting, the Board may reduce its size or designate a substitute. If a substitute is designated, shares represented by validly submitted and unrevoked proxies that would have been voted for the original candidate will be voted for the substituted candidate.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEE DIRECTORS.

2.    Approval of the Compensation for the Named Executive Officers in an Advisory, Non-Binding Vote

Our stockholders are asked to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, the compensation tables and any related material. Our Board of Directors has adopted a policy to hold an annual advisory (non-binding) stockholder vote to approve the compensation of our named executive officers until the next stockholder vote on the frequency of such advisory votes. We are required to hold such frequency votes at least every six years, and we anticipate holding such a frequency vote at the 2023 Annual Meeting.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to provide compensation levels to attract and retain exceptional managerial talent for the present and future and to offer incentive-based programs (i) in order to challenge managers to support the corporate business goals from within their area of authority and (ii) in the interests of Company stockholders. Please read the “Compensation Discussion and Analysis” for additional details about our executive compensation programs, including information about the fiscal year 2021 compensation of our named executive officers.

Highlights of our executive compensation programs include the following:

•	the Compensation Committee’s intention is for a substantial portion of the named executive officers’ compensation to be at risk;

•	the balance between annual and longer-term compensation achieves consistency in goal setting that considers both short term results and building a platform for future profitable growth;

•	incentive compensation is based on measurable and objective financial and business metrics;

•	award opportunities under the incentive programs are contingent on meeting performance targets that, in the view of the Compensation Committee, are significant challenges to management; and

•

the Company has stock ownership guidelines for its named executive officers, which call for a certain level of stock ownership, and are designed to further link their interests to increased stockholder value.

The Compensation Committee continually reviews the compensation programs for our named executive officers to ensure that they achieve the desired goal of offering total compensation consisting of base salary and incentive opportunities that are performance-oriented and linked to the interests of stockholders. We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2022 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in that Proxy Statement.”

The “say-on-pay” vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders. To the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY, NON-BINDING BASIS, OF THE COMPENSATION FOR THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES AND ANY RELATED MATERIAL DISCLOSED IN THIS PROXY STATEMENT.

3.    Approval of an Amendment to the Universal Stainless & Alloy Products, Inc. Amended and Restated 2017 Equity Incentive Plan increase the number of shares reserved for issuance under the plan by 500,000 shares

Introduction

We are asking you to approve an amendment (the “Amendment”) to the Universal Stainless & Alloy Products, Inc. Amended and Restated 2017 Equity Incentive Plan (the “Plan”), which would increase the number of shares of our common stock available for the grant of equity compensation awards under the Plan by 500,000 shares. A copy of the Plan is attached as Exhibit 10.1 to our Current Report on Form 8-K filed on May 7, 2021 and is incorporated in this proposal by reference. A copy of the Amendment appears as Appendix A to this proxy statement.

On March 31, 2022, the Board, upon the recommendation of the Compensation Committee, unanimously approved and adopted the Amendment, subject to stockholder approval. The Plan currently authorizes equity compensation awards for up to 968,357 shares of our common stock, plus shares underlying outstanding awards granted under the Universal Stainless & Alloy Products, Inc. Omnibus Incentive Plan and the Universal Stainless & Alloy Products, Inc. Stock Incentive Plan (the “Incentive Plan” and collectively with the Omnibus Plan, the “Prior Plans”) that, following May 5, 2021, expire, or are terminated, surrendered or forfeited for any reason without issuance of shares of common stock. If approved by stockholders, the Amendment would increase the number of shares available for equity compensation grants by 500,000 shares. As of March 18, 2022, approximately 156,417 shares of common stock remained available for grant under the Plan. Accordingly, upon stockholder approval of the Amendment, a total of 656,417 shares would remain available for the grant of equity compensation awards under the Plan.

Discussion of the Purpose of this Proposal

The purpose of the Plan is to enhance the Company’s ability to attract and retain highly qualified officers, non-employee directors, key employees, consultants and advisors, and to motivate such service providers to serve the Company and to expend maximum effort to improve the business results and earnings of the Company by providing to such persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company. The Plan also allows the Company to promote greater ownership in the Company by such persons in order to align their interests more closely with the interests of the Company’s stockholders. The Board believes that growth in stockholder value depends on, among other things, the Company’s continued ability to attract and retain employees and other service providers with the experience and capacity to perform at the highest levels in a competitive labor market. The Plan is a broad-based plan that includes as participants employees in a range of strategic roles, ranging from senior executives to key managers. If the Company’s stockholders do not approve the Amendment, the Company’s ability to compensate its key service providers with equity compensation will be significantly limited.

The Board recognizes that equity compensation awards dilute stockholders’ equity. Therefore, the Board is committed to continuing to carefully and responsibly manage the Company’s equity compensation practices. In 2021, as the Company continued to recover from the peak of the negative impact from the COVID-19 pandemic, the Company focused on the retention of key employees who would play critical roles in its on-going business recovery and strategic positioning efforts. Given the Company’s relatively strained liquidity position during that time, as well as the highly competitive labor market in the Company’s industry and the geographic areas in which it operates, the Board felt that it was in the best interests of the Company and its stockholders to use equity awards in greater amounts than previously were anticipated to ensure the retention and continued motivation of key employees at various levels. Accordingly, awards covering 283,498 shares were granted under the Plan in 2021, with awards covering an aggregate of 31,764, 135,034 and 116,700 being granted to non-employee directors, executive officers and other employees of the Company, respectively.

The Company’s ability to retain and motivate key employees as it did through the 2021 retention equity awards has played a significant role in enabling the Company to be in a stronger position to deliver stockholder value as the Company, its industry as a whole and the Company’s primary end markets emerge from the COVID-19 pandemic. Below is a summary of certain facts that demonstrate achievements of the Company in 2021 in which the Company believes the retention and motivation of key employees to have played a critical role:

•

Net sales for the fourth quarter of 2021 were $43.2 million, an increase of 38.0% from net sales of $31.3 million in the fourth quarter of 2020. The Company was well positioned to take advantage of improving demand in the aerospace market. The Company increased sales of premium allows by 18.6% to $7.0 million in the fourth quarter of 2021 from $5.9 million in the third quarter of 2021. Aerospace sales in the fourth quarter of 2021 also improved 49.6% from the fourth quarter of 2020. In addition, sales to the oil & gas market rose 77.5% from the fourth quarter of 2020.

•

Gross margin increased to $3.7 million, or 8.7% of sales, in the fourth quarter of 2021 compared with a loss of $5.1 million, or (16.2%) of sales, in the fourth quarter of 2020, reflecting a continued increase in production and shipment levels.

•	Backlog at December 31, 2021 was a record $134.5 million, which is 180.5% above our backlog at December 31, 2020.

•

In 2021, the Company successfully added a new vacuum arc re-melting (VAR) furnace in its North Jackson Facility, which has been installed, commissioned and integrated into the Company’s operations. The Company also added an 18-ton vacuum induction melting (VIM) crucible, which expands the Company’s vacuum induction melting capacity to support the growth of premium alloy products and improves the efficiency of the Company’s melt operations. The VIM crucible is in the final stage of commissioning. As part of the Company’s strategic plan for 2022, the Board has authorized the acquisition of two additional VAR furnaces to further support growth and efficiency and to expand the Company’s product applications.

As the Company projects its anticipated need for flexibility in granting equity awards under the Plan over the next few years, the Company believes that the use of equity awards to attract, retain and motivate key employees will as important as ever. While the Company believes that it has positioned itself favorably to gain market share and succeed as the aerospace industry continues the Covid recovery process, the Company’s competitors also may experience improved conditions that cause them to target the Company’s employees. Competitors in a better position to attract candidates as a result of having more flexibility to make equity awards may gain an advantage over the Company in the labor markets that are the most important to the Company. If this were to happen, the Company also likely would find it more difficult to retain and motivate key employees, which is critical to the Company’s human capital strategies and overall growth strategies.

As a result of the Company’s short-term forecasts, it believes that the number of awards granted under the Plan in 2021 is comparable to what the Company will need to grant annually over the next few years. While the Plan contains provisions which provide for expired and forfeited shares underlying awards under Prior Plans to be carried forward to the Plan, there no longer are any outstanding awards under the Incentive Plan, eliminating the possibility that the number of shares available for grant under the Plan will be increased as a result of any or forfeitures of awards granted under the Incentive Plan. While there may be expirations or forfeitures of awards granted under the Omnibus Plan that do increase the number of shares available for grant under the Plan, the Company believes that it is unlikely that the number of shares becoming available for grant under the Plan as a result of those expirations or forfeitures of awards, taken together with the current availability under the Plan, will allow the Company to have the flexibility that it needs to achieve its human capital goals over the next few years.

If the Amendment is not approved, the Company may have to significantly increase cash-based compensation, which may not necessarily link compensation with stockholder value creation and which may use cash that could be better utilized if reinvested in the Company’s business, including for important capital expenditures that are part of the Company’s strategic plan. Using a larger amount of cash for executive compensation also may strain the Company’s liquidity position as the Company continues to recover from the peak of the negative impact of the COVID-19 pandemic, which still is impacting the Company.

The following includes aggregated information regarding overhang and dilution as of March 18, 2022:

•	There were 8,953,681 shares outstanding;

•

Total number of shares subject to outstanding equity awards (1,186,305 shares, of which 113,000 are shares underlying stock options with an exercise price of $20.00 or higher and an expiration date prior to December 31, 2023) represents an overhang percentage of 13.2%;

•

Overhang percentage excluding outstanding stock options with exercise prices greater than the closing price of our stock as reported by the Nasdaq Global Select Market on March 18, 2022 (636,750 shares) is 7.1%;

•	Proposed additional shares available for awards under the Plan (500,000 shares) represent an overhang percentage of 5.6%;

•

Total number of shares subject to outstanding awards (1,186,305 shares, shares, of which 113,000 are shares underlying stock options with an exercise price of $20.00 or higher and an expiration date prior to December 31, 2023)plus the proposed additional shares for awards under the Plan (500,000 shares) represents an overhang percentage of 18.8%; and

•

Total number of shares subject to outstanding awards, excluding outstanding stock options with exercise prices greater than the closing price of our stock as reported on the Nasdaq Global Select Market on March 18, 2022 (636,750 shares), plus the proposed additional shares for awards under the Plan (500,000 shares) represents an overhang percentage of 11.7%.

Based on the closing price of our stock as reported by the Nasdaq Global Select Market on March 18, 2022, of $9.41 per share, the aggregate market value as of March 18, 2022, the 500,000 additional shares requested under the Amendment was $4,705,000.

In determining the number of proposed additional shares under the Plan, the Board evaluated a number of factors, including our historical and recent share usage and criteria expected to be utilized by institutional proxy advisory firms in evaluating our proposal.

We anticipate that the shares requested in connection with the approval of the Amendment will last for approximately four years.

Corporate Governance Aspects of the Plan

The Plan has been designed to include a number of provisions that promote best practices by reinforcing the alignment between incentive compensation arrangements for eligible plan participants and our stockholders’ interests. These provisions include, but are not limited to, the following:

•	Clawback. Awards are subject to clawback under any applicable Company clawback policy and all applicable laws requiring the clawback of compensation.

•	Forfeiture upon Cause Termination. Awards held by a participant may be forfeited upon the participant’s termination for “cause” (as defined in the Plan).

•

Forfeiture upon Detrimental Conduct. All awards held by a participant, and certain profits received in connection with awards, may be forfeited if the participant engages in “detrimental conduct” (as defined in the Plan).

•

No Discounted Stock Options or Stock Appreciation Rights (SARs). Stock options and SARs generally may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date.

•	No Repricing without Stockholder Approval. The Plan specifically prohibits the repricing of options or SARs without stockholder approval.

•	Limitation on Terms of Stock Options and SARs. The maximum term of each stock option and SAR is 10 years.

•	No Transferability. Awards generally may not be transferred, except by will or the laws of descent and distribution, unless approved by the Compensation Committee.

•	No Evergreen Provision. The Plan does not contain an “evergreen” feature pursuant to which the shares authorized for issuance will be automatically replenished.

•	No Automatic Grants. The Plan does not provide for automatic grants to any participant.

•	No Tax Gross-Ups. The Plan does not provide for any tax gross-ups.

•

Dividends. We do not pay dividends or dividend equivalents on stock options, SARs or unearned performance shares under the Plan; in addition, the Plan will not pay dividends or dividend equivalents on restricted stock or unvested restricted stock units (RSUs).

•

Multiple Award Types. The Plan permits the issuance of nonqualified stock options, incentive stock options, SARs, RSUs, restricted stock awards and other types of equity grants, subject to the share limits of the Plan, as well as cash awards. This breadth of award types enables the Compensation Committee to tailor awards in light of the accounting, tax and other standards applicable at the time of grant. Historically, these standards have changed over time.

•

Share Limits. Unlike the Prior Plans, the Plan no longer contains certain provisions that were required for awards to certain covered employees (including cash awards) to be exempt from the deduction limit under Internal Revenue Code (“Code”) Section 162(m) (because such exemption has been repealed); however, the share limits for purposes of Code Section 162(m) have been retained in the Plan.

•	Independent Oversight. The Plan is administered by the Compensation Committee, a committee of independent Board members.

•	Director Limits. The Plan contains annual limits on the amount of awards that may be granted to non-employee directors.

•	Minimum Vesting Conditions. The Plan contains a minimum vesting period or performance period, as applicable, of at least one year for equity awards, subject to certain exceptions described below.

•

No Acceleration of Awards upon Liquidation or Dissolution. The Plan provides that there will be no acceleration of the vesting of an award in connection with a dissolution or liquidation of the Company.

Summary of the Amendment

The Amendment would increase the number of shares available for awards under the Plan by 500,000 shares. No other terms of the Plan would be amended by the Amendment. All other terms of the Plan will continue to apply in the same manner if the Amendment is approved by the Company’s stockholders.

Summary of the Plan

The principal features of the Plan, as proposed to be amended by the Amendment, are summarized below. The following summary of the Plan does not purport to be a complete description of all of the provisions of the Plan. It is qualified in its entirety by reference to the complete text of the Plan, which is attached as Exhibit 10.1 to the Company Current Report on Form 8-K filed on May 7, 2021 and incorporated in this proposal by reference, and the Amendment, which is attached to this Proxy Statement as Appendix A.

Eligibility

Awards may be granted under the Plan to officers, employees, non-employee directors, consultants and advisors of the Company and its affiliates. Incentive stock options may be granted only to employees of the Company or its subsidiaries. As of March 18, 2022, five officers, twenty-eight other employees, four non-employee directors and no consultants or advisors of the Company and its affiliates were eligible to participate in the Plan.

Administration

The Plan is administered by the Compensation Committee. The Compensation Committee, in its discretion, selects the individuals to whom awards may be granted, the time or times at which awards are granted and the terms and conditions of awards.

Number of Authorized Shares

The number of shares of common stock authorized for issuance under the Plan, including the 500,000 newly authorized shares under the Amendment, is 1,468,357 shares, representing 13.5% of the fully diluted Company common stock outstanding as of March 18, 2022. Any awards then outstanding under a Prior Plan at May 5, 2021 remain subject to and be paid under the applicable Prior Plan, and any shares then subject to outstanding awards under a Prior Plan that subsequently expire, terminate or are surrendered or forfeited for any reason without issuance of shares will automatically become available for issuance under the Plan. Up to 500,000 of the newly authorized shares under the Amendment may be granted as incentive stock options under Code Section 422. The shares of common stock issuable under the Plan will consist of authorized and unissued shares, treasury shares or shares purchased on the open market or otherwise.

If any award is cancelled, terminates, expires or lapses for any reason prior to the issuance of shares or if shares are issued under the Plan and thereafter are forfeited to the Company, the shares subject to such awards and the forfeited shares will not count against the aggregate number of shares of common stock available for grant under the Plan. In addition, the following items will not count against the aggregate number of shares of common stock available for grant under the Plan: (1) the payment in cash of dividends or dividend equivalents under any outstanding award; (2) any award that is settled in cash rather than by issuance of shares of common stock; (3) shares surrendered or tendered in payment of the option price or purchase price of an award or any taxes required to be withheld in respect of an award; or (4) awards granted in assumption of or in substitution for awards previously granted by an acquired company.

Awards to Non-employee Directors

The value of awards granted during any calendar year to any non-employee director, taken together with any cash fees paid to such non-employee director during the calendar year and the value of awards granted to the non-employee director under any other equity compensation plan of the Company or an affiliate during the calendar year, may not exceed the following in total value (calculating the value of any equity compensation plan awards based on the grant date fair market value for financial reporting purposes): (1) $1,000,000 for any non-employee Chair of the Board and (2) $500,000 for each non-employee director other than the Chair of the Board.

Share Limits

Individual award limits in the Plan are as follows: (i) for stock options or SARs, no more than 100,000 shares may be granted in any calendar year to any participant; (ii) for all other stock-based performance awards, no more than 80,000 shares may be granted in any calendar year to any participant; (iii) for annual cash incentive awards, no more than $900,000 may be granted in any calendar year to any participant; and (iv) for all other cash-based performance awards granted under the Plan, no more than $500,000 may be granted in any calendar year to any participant.

Adjustments

Subject to any required action by our stockholders, in the event of any change in our common stock effected without receipt of consideration by us, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares or similar change in our capital structure, or in the event of payment of a dividend or distribution to our stockholders in a form other than our common stock (excepting normal cash dividends) that has a material effect on the fair market value of our common stock, appropriate and proportionate adjustments will be made in the number and class of shares subject to the Plan and to any outstanding awards, and in the option exercise price, SAR exercise price or purchase price per share of any outstanding awards, and to the other terms and conditions of outstanding awards, in each case in order to prevent dilution or enlargement of participant rights under the Plan.

If a majority of our common shares are exchanged for, converted into or otherwise become shares of another corporation, the Compensation Committee may unilaterally amend outstanding awards under the Plan to provide that such awards are for new shares. In the event of any such amendment, the number of shares subject to, and the option exercise price, SAR exercise price or purchase price per share of, and the other terms and conditions of, the outstanding awards will be adjusted in a fair and equitable manner as determined by the Compensation Committee. The Compensation Committee may also make such adjustments in the terms of any award to reflect, or related to, such changes in our capital structure or distributions as it deems appropriate.

Types of Awards

The Plan permits the granting of any or all of the following types of awards:

•

Stock Options. Stock options entitle the holder to purchase a specified number of shares of common stock at a specified price (the exercise price), subject to the terms and conditions of the stock option grant. The Compensation Committee may grant either incentive stock options, which must comply with Code Section 422, or nonqualified stock options. The Compensation Committee sets exercise prices and terms and conditions, except that stock options must be granted with an exercise price not less than 100% of the fair market value of our common stock on the date of grant (excluding stock options granted in connection with assuming or substituting stock options in acquisition transactions). Unless the Compensation Committee determines otherwise, fair market value means, as of a given date, the closing price of our common stock. At the time of grant, the Compensation Committee determines the terms and conditions of stock options, including the quantity, exercise price, vesting periods, term (which cannot exceed 10 years) and other conditions on exercise.

•

Stock Appreciation Rights. The Compensation Committee may grant SARs, as a right in tandem with the number of shares underlying stock options granted under the Plan or as a freestanding award. Upon exercise, SARs entitle the holder to receive payment per share in stock or cash, or in a combination of stock and cash, equal to the excess of the share’s fair market value on the date of exercise over the grant price of the SAR. The grant price of a tandem SAR is equal to the exercise price of the related stock option and the grant price of a freestanding SAR is determined by the Compensation Committee in accordance with the procedures described above for stock options. Exercise of a SAR issued in tandem with a stock option will reduce the number of shares underlying the related stock option to the extent of the SAR exercised. The term of a freestanding SAR cannot exceed 10 years, and the term of a tandem SAR cannot exceed the term of the related stock option.

•

Restricted Stock, RSUs and Other Stock-Based Awards. The Compensation Committee may grant awards of restricted stock, which are shares of common stock subject to specified restrictions, and RSUs, which represent the right to receive shares of our common stock in the future. These awards may be made subject to repurchase, forfeiture or vesting restrictions at the Compensation Committee’s discretion. The restrictions may be based on continuous service with the Company or the attainment of specified performance goals, as determined by the Compensation Committee. Stock units may be paid in stock or cash or a combination of stock and cash, as determined by the Compensation Committee. The Compensation Committee may also grant other types of equity or equity-based awards subject to the terms and conditions of the Plan and any other terms and conditions determined by the Compensation Committee.

Dividends

Except in connection with certain adjustments, as described above under “Adjustments”, the Plan does not permit payment of dividends or dividend equivalents on stock options, SARs or unearned performance shares. The Plan also does not permit payment of dividends or dividend equivalents on restricted stock or unvested RSUs.

Clawback

All cash and equity awards granted under the Plan will be subject to all applicable laws regarding the recovery of erroneously awarded compensation, any implementing rules and regulations under such laws, any policies adopted by the Company to implement such requirements and any other compensation recovery policies as may be adopted from time to time by the Company.

Forfeiture

The Company may annul a participant’s awards under the Plan if the participant is separated from service for “cause” (as defined in the Plan).

If a participant engages in “detrimental conduct” (as defined in the Plan), the participant may be required to forfeit or pay to the Company the following:

•	any and all outstanding awards granted to the participant under the Plan, including awards that have become vested or exercisable;

•

any shares held by the participant in connection with the Plan that were acquired by the participant after the participant’s separation from service and within the 12-month period immediately before the participant’s separation from service;

•

the profit realized by the participant from the exercise of any stock options or SARs that the participant exercised after the participant’s separation from service and within the 12-month period immediately before the participant’s separation from service; and

•

the profit realized by the participant from the sale, or other disposition for consideration, of any shares received by the participant in connection with the Plan after the participant’s separation from service and within the 12-month period immediately before the participant’s separation from service and where such sale or disposition occurs in such similar time period.

Performance Awards.

Subject to the minimum vesting conditions described below, the right of a participant to exercise or receive a grant or settlement of any award, and the timing thereof, may be subject to such performance conditions as may be specified by the Compensation Committee. The Compensation Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions and may reduce the amounts payable under any award subject to performance conditions. The Compensation Committee may determine that performance awards shall be granted, exercised or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise or settlement of the performance awards. The Committee may determine the extent to which measurement of performance goals may exclude the impact of charges for restructuring, discontinued operations, extraordinary items, debt redemption or retirement, asset write downs, litigation or claim judgments or settlements, acquisitions or divestitures, foreign exchange gains and losses and other extraordinary, unusual or non-recurring items, and the cumulative effects of tax or accounting changes (each as defined by generally accepted accounting principles and as identified in the Company’s financial statements or other SEC filings). Performance goals may differ for performance awards granted to any one participant or to different participants. Settlement of performance awards may be in cash, shares, other awards or other property. The Compensation Committee may reduce the amount of a settlement otherwise to be made in connection with such performance awards.

Minimum Vesting Conditions.

All awards (other than cash-based awards) approved under the Plan will be subject to a vesting period or performance period, as applicable, of at least one year. However, (1) up to five percent of the number of shares of common stock authorized for issuance under the Plan may be issued without regard to the foregoing minimum vesting period, (2) the foregoing minimum vesting period will not apply in the event of death, disability, or other terminations of employment or service, or to awards granted in assumption of or in substitution for awards previously granted by an acquired company and (3) the Compensation Committee may waive the foregoing restrictions in the event of a change in control.

Transferability

Awards are not transferable other than by will or the laws of descent and distribution, except that in certain instances transfers may be made to or for the benefit of designated family members of the participant for no value.

Change in Control

The Board may provide in any award agreement, or in the event of a “change in control” (as defined in the Plan) may take such actions as it deems appropriate to provide, for the acceleration of the exercisability, vesting or settlement, in connection with such change in control, of any stockholders’ outstanding awards or shares acquired pursuant thereto.

Under the Plan, in the event of a change in control, outstanding awards under the Plan will remain the Company’s obligation or be assumed by the surviving or acquiring entity, and there will be automatically substituted for our shares then subject to awards the consideration payable with respect to our outstanding shares in connection with the change in control. However, if such consideration is not solely common stock of the acquiror, the Compensation Committee may, with the consent of the acquiror, provide for the consideration to be received upon the exercise or settlement of awards, for each share subject to the award, to consist solely of common stock of the acquiror equal in fair market value to the per share consideration received by our stockholders pursuant to the change in control. If any portion of the consideration may be received by our stockholders pursuant to the change in control on a contingent or delayed basis, the Compensation Committee may determine such fair market value per share as of the time of the change in control on the basis of the Compensation Committee’s good faith estimate of the present value of the probable future payment of such consideration. Any award that is not assumed or continued by the acquiror in connection with the change in control nor exercised or settled as of the change in control will terminate and cease to be outstanding effective as of the time of the change in control.

Additionally, the Compensation Committee may, without participant consent, determine that upon the occurrence of a change in control each or any award outstanding under the Plan immediately prior to the change in control and not previously exercised or settled will be canceled in exchange for a payment with respect to each vested share (and each unvested share, if so determined by the Compensation Committee) subject to the canceled award in (1) cash, (2) our stock or stock of a corporation or other business entity a party to the change in control or (3) other property that will be in an amount having a fair market value equal to the fair market value of the consideration to be paid per share of our common stock in the change in control, reduced by the exercise or purchase price per share, if any, under such award.

The Plan provides that there will be no acceleration of the vesting of an award in connection with a dissolution or liquidation of the Company.

Term, Termination and Amendment of the Plan

Unless earlier terminated by the Board, the Plan will terminate, and no further awards may be granted, after May 5, 2031. The Board may amend, suspend or terminate the Plan at any time, except that, if required by applicable law, regulation or stock exchange rule, stockholder approval will be required for any amendment. The amendment, suspension or termination of the Plan or the amendment of an outstanding award generally may not, without a participant’s consent, materially impair the participant’s rights under an outstanding award.

Plan Benefits

For each of the individuals and groups indicated, the total number of shares of our common stock subject to all stock awards, including options, that have been granted (even if not currently outstanding) under the Plan since inception through the record date, March 18, 2022, is as follows:

		Stock Options	RSUs	VIC Stock	BOD Comp Stock	Total
Dennis M. Oates	Chairman, President and CEO	53,200	90,372	19,867	—	163,439
Christopher T. Scanlon	V.P. Finance, Treasurer & CFO	26,000	11,380	274	—	37,654
Christopher M. Zimmer	Executive Vice President and Chief Commercial Officer	25,500	37,112	2,900	—	65,512
Graham McIntosh	Executive Vice President and Chief Technology Officer	24,000	36,429	2,146	—	62,575
Wendel L. Crosby	Vice President of Manufacturing	23,500	28,423	4,705		56,628
John J. Arminas	Vice President, General Counsel & Corporate Secretary	18,500	18,180	—	—	36,680
All current executive officers		170,700	221,896	29,892	—	422,488
Christopher L. Ayers	Director	25,000	8,199	—	3,822	37,021
Judith L. Bacchus	Director	18,750	6,457	—	3,523	28,730
M. David Kornblatt	Director	25,000	8,199	—	3,822	37,021
Udi Toledano	Lead Director	25,000	8,199	—	3,822	37,021

	Stock Options	RSUs	VIC Stock	BOD Comp Stock	Total
All current directors who are not executive officers	93,750	31,054	—	14,989	139,739
All current and former employees, including all current officers who are not executive officers, as a group	575,300	343,896	33,786	—	952,982

New Plan Benefits

A new plan benefits table for the Plan and the benefits or amounts that would have been received by or allocated to participants for the last completed fiscal year under the Plan if the Amendment was then in effect, as described in the SEC proxy rules, are not provided because all awards made under the Plan are made at the Compensation Committee’s discretion, subject to the terms and conditions of the Plan. Therefore, the benefits and amounts that will be received or allocated under the Plan are not determinable at this time.

Equity Compensation Plan Information Table

Securities authorized for issuance under equity compensation plans at December 31, 2021 were as follows:

Plan Category	Number of shares to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of shares remaining available for future issuance under equity compensation plans (A)
Equity compensation plans approved by security holders	868,875	$17.65	265,290
Equity compensation plans not approved by security holders	—	—	—

Total	868,575	$17.65	265,290

(A)	Includes 160,999 shares of common stock not issued under the Plan and 104,291 available under the Amended and Restated 1996 Employee Stock Purchase Plan.

Federal Income Tax Information

The following is a brief summary of the U.S. federal income tax consequences of the Plan generally applicable to the Company and to participants in the Plan who are subject to U.S. federal taxes. The summary is based on the Code, applicable Treasury Regulations and administrative and judicial interpretations thereof, each as in effect on the date of this Proxy Statement, and is, therefore, subject to future changes in the law, possibly with retroactive effect. The summary is general in nature and does not purport to be legal or tax advice. Further, the summary does not address issues relating to any U.S. gift or estate tax consequences or the consequences of any state, local or foreign tax laws.

Nonqualified Stock Options. A participant generally will not recognize taxable income upon the grant or vesting of a nonqualified stock option with an exercise price at least equal to the fair market value of our common stock on the date of grant and no additional deferral feature. Upon the exercise of a nonqualified stock option, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the stock option on the date of exercise and the exercise price of the stock option. When a participant sells the shares, the participant will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the greater of the fair market value of the shares on the exercise date or the exercise price of the stock option.

Incentive Stock Options. A participant generally will not recognize taxable income upon the grant of an incentive stock option. If a participant exercises an incentive stock option during employment or within three months after employment ends (12 months in the case of permanent and total disability), the participant will not recognize taxable income at the time of exercise for regular U.S. federal income tax purposes (although the participant generally will have taxable income for alternative minimum tax purposes at that time as if the stock option were a nonqualified stock option). If a participant sells or otherwise disposes of the shares acquired upon exercise of an incentive stock option after the later of (1) one year from the date the participant exercised the option or (2) two years from the grant date of the stock option, the participant generally will recognize long-term capital gain or loss equal to the difference between the amount the participant received in the disposition and the exercise price of the stock option. If a participant sells or otherwise disposes of shares acquired upon exercise of an incentive stock option before these holding period requirements are satisfied, the disposition will constitute a “disqualifying disposition,” and the participant generally will recognize taxable ordinary income in the year of disposition equal to the excess of the fair market value of the shares on the date of exercise over the exercise price of the stock option (or, if less, the excess of the amount realized on the disposition of the shares over the exercise price of the stock option). The balance of the participant’s gain on a disqualifying disposition, if any, will be taxed as short-term or long-term capital gain, as the case may be.

With respect to both nonqualified stock options and incentive stock options, special rules apply if a participant uses shares of common stock already held by the participant to pay the exercise price or if the shares received upon exercise of the stock option are subject to a substantial risk of forfeiture by the participant.

Stock Appreciation Rights. A participant generally will not recognize taxable income upon the grant or vesting of a SAR with a grant price at least equal to the fair market value of our common stock on the date of grant and no additional deferral feature. Upon the exercise of a SAR, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the SAR on the date of exercise and the grant price of the SAR.

Restricted Stock Awards, RSUs, and Performance Awards. A participant generally will not have taxable income upon the grant of restricted stock, RSUs or performance awards. Instead, the participant will recognize ordinary income at the time of vesting or payout equal to the fair market value (on the vesting or payout date) of the shares or cash received minus any amount paid. For restricted stock only, a participant may instead elect to be taxed at the time of grant.

Other Stock- or Cash-Based Awards. The U.S. federal income tax consequences of other stock- or cash- based awards will depend upon the specific terms and conditions of each award.

Tax Consequences to the Company. In the foregoing cases, the Company generally will be entitled to a deduction at the same time, and in the same amount, as a participant recognizes ordinary income, subject to certain limitations imposed under the Code.

Code Section 409A. The Company intends that awards granted under the Plan will comply with, or otherwise be exempt from, Code Section 409A but makes no representation or warranty to that effect.

Code Section 162(m). Code Section 162(m) limits to $1 million the amount that a publicly held corporation is allowed each year to deduct for compensation paid to the corporation’s “covered employees.” “Covered employees” include the corporation’s chief executive officer, chief financial officer and three next most highly compensated executive officers. Under the tax rules in effect before 2018, compensation that qualified as “performance-based” under Section 162(m) was deductible without regard to this $1 million limit. In 2017 and prior years, the Compensation Committee designed equity incentive awards that were intended to qualify for this performance-based compensation exception. However, the Tax Cuts and Jobs Act, which was signed into law on December 22, 2017, eliminated this performance-based compensation exception effective January 1, 2018, subject to a special rule that “grandfathers” certain awards and arrangements that were in effect on or before

November 2, 2017. As a result, compensation payable under awards granted by the Compensation Committee before 2018 with the intent of qualifying as performance-based compensation under Section 162(m) that is paid on or after January 1, 2018 may not be fully deductible, depending on the application of the special grandfather rules. Moreover, compensation in excess of $1 million payable to our covered employees under awards granted on and after January 1, 2018 generally will not be deductible. While the Tax Cuts and Jobs Act will limit the deductibility of compensation paid to the Company’s executive officers, the Compensation Committee will, consistent with its past practice, design compensation programs that are intended to be in the best long-term interests of the Company and its stockholders, with deductibility of compensation being one of several considerations taken into account.

Tax Withholding. We are authorized to deduct or withhold from any award granted or payment due under the Plan, or to require a participant to remit to us, the amount of any withholding taxes due in respect of the award or payment and to take such other action as may be necessary to satisfy all obligations for the payment of applicable withholding taxes. We are not required to issue any shares of common stock or otherwise settle an award under the Plan until all tax withholding obligations are satisfied.

Vote Required

Approval of the Amendment requires a number of “FOR” votes that is a majority of the votes cast by the holders of our shares of common stock entitled to vote on the proposal, with abstentions and broker non-votes not having any effect.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF AN AMENDMENT TO THE UNIVERSAL STAINLESS &ALLOY PRODUCTS, INC. AMENDED AND RESTATED 2017 EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER THE PLAN BY 500,000 SHARES.

6.    Ratification of the Appointment of Schneider Downs & Co., Inc. as the Company’s Independent Registered Public Accountants for 2022.

The Audit Committee has appointed Schneider Downs & Co., Inc. (“SD”) as our independent registered public accountants for 2022. The Board has directed that the appointment of the independent registered public accountants be submitted for ratification by the stockholders at the Annual Meeting. SD has served as our independent registered public accountants since 2003.

Stockholder ratification of the selection of SD as Universal Stainless’ independent registered public accountants is not required by Universal Stainless’ By-laws or otherwise. However, the Board of Directors is submitting the appointment of SD to the stockholders for ratification as a matter of what it considers to be best practices in corporate governance. If the stockholders fail to ratify the appointment, the Audit Committee will retain discretion as to whether or not to retain SD. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of Universal Stainless and its stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF SCHNEIDER DOWNS & CO., INC. AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2022.

NOMINEES FOR ELECTION AS DIRECTORS

Dennis M. Oates, 69, has been a Director of Universal Stainless since 2007. Mr. Oates has been President and Chief Executive Officer of the Company since 2008. In 2010, Mr. Oates was elected to the additional role of Chairman of the Board of Directors. Mr. Oates served as Senior Vice President of the Specialty Alloys Operations of Carpenter Technology Corporation, a manufacturer, fabricator and distributor of specialty metals and engineered products, from 2003 to 2007. Prior to joining Carpenter in 2003, Mr. Oates served for five years as President and Chief Executive Officer of TW Metals, a distributor of metal products. Previously, he held the post of President and Chief Operating Officer for Connell Limited Partnership, a metals recycling and metal fabrication company. Mr. Oates began his career at Lukens Steel Company, a subsidiary of Lukens Inc., where he ultimately became President and Chief Operating Officer. Mr. Oates is a past Chairman of the North American Specialty Metals Council. Mr. Oates served as the Vice Chairman of the Specialty Steel Institute of North America from 2011 to 2016. In 2016, Mr. Oates became the Chairman of the Specialty Steel Institute of North America. Mr. Oates is a current Board Member of the National Association of Corporate Directors, Three Rivers Chapter.

The Board believes that Mr. Oates’s qualifications include among other things: extensive knowledge of the specialty steel industry and aerospace markets, significant leadership experience and a detailed understanding of the Company’s operations.

Christopher L. Ayers, 55, has been a Director of Universal Stainless since 2009. Mr. Ayers served as the President and Chief Executive Officer of WireCo WorldGroup, Inc., a leading producer of specialty steel wire ropes and high performance synthetic ropes, from 2013 to January 2017. Prior to that, Mr. Ayers served as an Executive Vice President of Alcoa Inc. and President of its Global Primary Products Business from 2010 to 2013. Prior to becoming President of that business, Mr. Ayers served as its Chief Operating Officer from 2010 to 2011. Mr. Ayers also served as the Chief Operating Officer of Alcoa Cast, Forged and Extruded Products from February 2010 to August 2010. From 1999 through 2008, Mr. Ayers served in various management roles at Precision Castparts Corp., a manufacturer of metal components and products, including as Executive Vice President from 2006 to 2008, President—PCC Forgings Division from 2006 to 2008, President—Wyman Gordon Forgings from 2004 to 2006 and Vice President/General Manager from 2003 to 2004. Mr. Ayers has served as a member of the Board of Directors of Arconic Inc. since 2017.

The Board believes that Mr. Ayers’ qualifications include among other things: extensive knowledge of the specialty steel industry and a detailed understanding of the Company’s operations.

Judith L. Bacchus, 57, has been a Director of Universal Stainless since 2018. Ms. Bacchus has been the Vice President and Chief Administrative Officer of Kennametal Inc., a global leader in the development and application of tungsten carbides, ceramics, super-hard materials and solutions used in metal cutting and mission-critical wear applications, since May 2019. Ms. Bacchus served as the Vice President and Chief Human Resources and Corporate Relations Officer of Kennametal Inc. from December 2015 to May 2019. Ms. Bacchus also served as Vice President of Human Resources Field Services at Kennametal from 2009 until 2011. She joined Kennametal in 2006 as Manager, Global Talent Acquisition. Prior to joining Kennametal, she served as Human Resources Director for Marconi Communications, the telecommunications arm of U.K.-based General Electric Corporation (GEC), which was acquired by Ericsson in 2005.

The Board believes that Ms. Bacchus’ qualifications include among other things: extensive knowledge of employee relations and a detailed understanding of the Company’s organizational structure.

M. David Kornblatt, 62, has been a Director of Universal Stainless since 2008. Since February 2014 until his retirement in July 2016, Mr. Kornblatt served as Director of Corporate Development of Triumph Group, Inc., a manufacturer of aircraft components and accessories. Prior to that, since 2009 Mr. Kornblatt was Executive Vice President, Chief Financial Officer and Treasurer of Triumph, and since 2007, Mr. Kornblatt was Senior Vice President and Chief Financial Officer of Triumph. Prior to joining Triumph, Mr. Kornblatt held the post of

Senior Vice President and Chief Financial Officer of Carpenter Technology Corporation, a manufacturer, fabricator and distributor of specialty metals and engineered products, which he joined in 2006. From 2002 until its acquisition by Johnson Controls, Inc. in 2005, Mr. Kornblatt was with York International Corporation, a supplier of heating, ventilation, air conditioning and refrigeration products, serving as Vice President of Finance for York Americas and then as Vice President and Chief Financial Officer. Mr. Kornblatt also serves as board member of numerous private companies owned by private equity firms.

The Board believes that Mr. Kornblatt’s qualifications include among other things: extensive knowledge of the aerospace markets and a detailed understanding of the financial and accounting aspects of the Company’s business.

Udi Toledano, 71, has been a Director of Universal Stainless since its founding in 1994. Mr. Toledano has served as Lead Director of the Company since 2010. Since 2013, Mr. Toledano has been the Chairman of Alleghany Capital Corporation, a subsidiary of Alleghany Corporation that oversees its private capital investments and acquisitions. Alleghany Corporation is an owner and operator of businesses with a core position in property and casualty reinsurance and insurance. Mr. Toledano managed UTA Capital LLC, a special situation investment fund, from 2010 until 2013 and was the President of AAT Capital, Inc., a private investment company, from 2008 to 2016. From 2000 until 2009, Mr. Toledano co-managed Millennium 3 Opportunity Fund, a venture capital fund. Mr. Toledano has served on boards of both public and private companies in various fields, including manufacturing, technology, software, real estate, consumer, and healthcare.

The Board believes that Mr. Toledano’s qualifications include among other things: experience in managing matters relevant to public companies at the board level and a detailed understanding of the financial and accounting aspects of the Company’s business.

THE BOARD OF DIRECTORS

The Board of Directors of Universal Stainless held nineteen meetings during 2021. During 2021, the Audit Committee held four meetings; the Compensation Committee held five meetings and the Nominating and Governance Committee held four meetings. Each director attended at least 75% of the meetings of the Board of Directors and each Committee of which they were a member. The Company expects that its directors will attend annual stockholders meetings, and all directors then in office attended our annual meeting of stockholders last year.

The Board of Directors affirmatively has determined that Messrs. Ayers, Kornblatt and Toledano and Ms. Bacchus have no relationship with the Company other than as disclosed in this Proxy Statement and are independent under applicable Nasdaq rules.

As part of regular meetings, the Board of Directors oversees the executive officers’ management of risks relevant to the Company. While the full Board of Directors has overall responsibility for risk oversight, the Board of Directors has delegated responsibility related to certain risks to the Audit Committee and the Compensation Committee. The Audit Committee is responsible for overseeing management of risks related to the Company’s financial statements and financial reporting process, the qualifications, independence and performance of the Company’s independent accountants and the performance of the Company’s internal audit function. The Compensation Committee is responsible for overseeing management of risks related to compensation of the Company’s executive officers and the Company’s equity-based and certain other compensation plans. The full Board of Directors regularly reviews reports from management on various aspects of the Company’s business, including related risks, tactics and strategies for addressing them.

Board Leadership Structure

The Board of Directors believes that Mr. Oates’s combined role of Chairman and Chief Executive Officer is in the best interests of the Company and its stockholders and that Mr. Oates is the individual best situated to serve as Chairman because of his detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company, his familiarity with the Company’s business and industry and his ability to identify strategic priorities essential to the future success of the Company. The Board believes that this structure provides for clear leadership responsibility and accountability, while still providing for effective corporate governance and oversight by a Board of Directors with an independent Lead Director.

Mr. Toledano serves as the Board’s Lead Director. Mr. Toledano’s responsibilities as Lead Director include the following:

•	preside at all meetings of the Board of Directors at which the Chairman is not present, including meetings of independent directors held in executive session;

•	have the authority to call meetings of the independent directors when deemed appropriate;

•	serve as a liaison between the Chairman and the independent directors;

•	consult with the Chairman on agendas and schedules for Board and committee meetings; and

•	facilitate communication between the Board of Directors and the Company’s senior management.

The Lead Director assures that appropriate independence is brought to bear on important Board and governance matters. In addition, there is strong leadership vested in and exercised by the independent committee chairs, and each director may request inclusion of specific items on the agendas for Board and committee meetings.

Considering all of the above, the Board of Directors believes a combination of the Chairman and Chief Executive Officer functions is the best Board leadership structure and is in the best interests of the Company and its stockholders at this time.

Committees of the Board of Directors

The standing committees of the Board of Directors are the Audit Committee, Compensation Committee and Nominating and Governance Committee. The Board of Directors has determined that each member of each of these committees meets the independence standards under applicable SEC and Nasdaq rules. The Board of Directors has adopted a written charter for each of the standing committees. A current copy of the charter for each of these committees is available on the Company’s website at www.univstainless.com.

The Audit Committee currently consists of Mr. Kornblatt as Chair and Mr. Ayers, Ms. Bacchus and Mr. Toledano. The Audit Committee reviews the scope and timing of services of Universal Stainless’ independent registered public accountants. The Audit Committee reports on Universal Stainless’ financial statements following completion of the independent registered public accountants’ audit, and Universal Stainless’ policies and procedures with respect to internal accounting and financial controls. In addition, the Audit Committee appoints the independent registered public accountants for the ensuing year, and the Chairman of the Audit Committee conducts reviews of financial reports with management of the Company and the Company’s independent registered public accountants. The Audit Committee has the opportunity to meet in executive session with the Company’s independent registered public accountants at each regularly scheduled Audit Committee meeting. The Board of Directors also has delegated to the Audit Committee responsibility for reviewing and approving related party transactions, which the Company defines as those required to be disclosed by applicable regulations of the SEC, as those regulations may be amended or modified from time to time. While the Audit Committee has no written policies for the review and approval of related party transactions, the Audit Committee will analyze any proposed related party transactions against reasonable business practices.

The Compensation Committee currently consists of Ms. Bacchus as Chair, and Mr. Ayers, Mr. Kornblatt and Mr. Toledano. The Compensation Committee reviews and authorizes the compensation and benefits of all officers of Universal Stainless, reviews general policy matters relating to compensation and benefits of employees of Universal Stainless and administers the Company’s equity compensation plans.

The Nominating and Governance Committee currently consists of Mr. Ayers as Chair, and Mr. Toledano, Ms. Bacchus and Mr. Kornblatt. The Nominating and Governance Committee recommends candidates to be nominated by the Board of Directors for election by the stockholders to serve on the Board of Directors and creates and maintains the overall corporate governance policies for the Company.

The Nominating and Governance Committee will consider candidates proposed by the stockholders of the Company, taking into consideration the needs of the Board of Directors and the candidate’s qualifications. While we do not have a formal diversity policy, in order to find the most valuable talent available to meet these criteria, the Board of Directors generally considers candidates’ diversity in geographic origin, background and professional experience. Our goal is to include board members with the skills and characteristics that, taken together, will facilitate a strong and effective Board of Directors. The Nominating and Governance Committee considers the particular experience, attributes, reputation and qualifications of directors standing for re-election and potential nominees for election, as well as the needs of our Board of Directors as a whole and its individual committees. The Nominating and Governance Committee’s evaluation process does not vary based on whether the candidate is recommended by a stockholder.

To have a candidate considered by the Nominating and Governance Committee and the Board of Directors, a stockholder must submit the recommendation in writing to the Company’s Secretary at the address given on the first page of this Proxy Statement and must fully comply with Section 15 of Article III of the Company’s Third Amended and Restated Bylaws, including by providing all of the information described in that section.

Advance written notice of a proposed nomination by a stockholder must be received by the Company’s Secretary by certified mail at the principal executive offices of the Company no later than (i) with respect to an election of directors to be held at an annual meeting of stockholders, 90 days prior to the anniversary of the previous year’s annual meeting of stockholders, or (ii) with respect to an election of directors to be held at a special meeting of stockholders or at an annual meeting that is held more than 70 days prior to the anniversary of the previous year’s annual meeting, the close of business on the tenth day following the date on which notice of such meeting is first given to the stockholders.

Director Compensation

Members of the Board of Directors of Universal Stainless who are employed by Universal Stainless presently receive no additional remuneration for acting as directors. Universal Stainless currently compensates its non-employee directors at the rate of $30,000 per year, plus $3,750 for each regular quarterly meeting of the Board of Directors attended. In addition, Universal Stainless reimburses directors for reasonable out-of-pocket expenses incurred by them in connection with their attendance at Board of Directors and committee meetings. Each non-employee director is further entitled to compensation of $750 for attending each Board of Directors and committee meeting held in addition to the regularly scheduled quarterly meetings as referenced herein, up to a maximum calendar year payment of $10,000 for compensation relating to non-regularly scheduled meetings.

The members of the Board of Directors of Universal Stainless who also serve as members of the Audit Committee, Compensation Committee or Nominating and Governance Committee receive $1,000 for each regularly scheduled Audit Committee, Compensation Committee or Nominating and Governance Committee meeting attended. Two regularly scheduled Audit Committee meetings typically are held in the first quarter of the year, and one meeting typically is held in each of the remaining quarters of the year. Four regularly scheduled Compensation Committee meetings and Nominating and Governance Committee meetings ordinarily are held during the year.

Certain members of the Board of Directors of Universal Stainless are also eligible for the grant of options under the Universal Stainless & Alloy Products, Inc. Amended and Restated 2017 Equity Incentive Plan. “Eligible Directors” are directors who are not employees of Universal Stainless and do not own in excess of 5% of the Company’s outstanding common stock. Eligible Directors are granted options to purchase 5,000 shares per year of common stock in four equal installments of 1,250 shares. The installments are granted on May 31, August 31, November 30 and February 28 of each year. The per share exercise price is equal to the closing price of a share of the Company’s common stock on The Nasdaq Global Select Market for the trading day immediately preceding the date of the grant. Options granted to Eligible Directors vest in three installments beginning on the first anniversary of the grant date, at which time 33.33% of the options representing whole shares will vest. On the second anniversary of the grant date, an additional 33.33% of the options representing whole shares will vest, and the remainder of the options will vest on the third anniversary of the grant date. Options granted to Eligible Directors will expire on the 10th anniversary of the grant date. In addition, Eligible Directors are granted Restricted Stock Units (RSUs) on May 31 of each year in an amount intended to have a value that is equivalent to the accounting value of 5,000 options at that time. RSUs granted to Eligible Directors vest in three equal annual installments beginning on the first anniversary of the grant date. All of the current directors who are not employees of Universal Stainless are Eligible Directors.

If an Eligible Director ceases to serve as a director of Universal Stainless, the options that were previously granted to that director and that are vested as of the date of such cessation may be exercised by the director after the date that the director ceases to be a director of Universal Stainless and until the expiration date of such options for options granted on or prior to February 2, 2013. If an Eligible Director ceases to serve as a director of the Company or its subsidiaries due to the Company’s mandatory retirement policy for directors, the options that were previously granted to that Eligible Director will continue to vest as specified in the grant and may be exercised by the Eligible Director after the date such Eligible Director ceases to be a director of the Company or its subsidiaries and until the expiration date of such options. If an Eligible Director ceases to serve as a director of the Company or its subsidiaries and has had ten years of service with the Company as a Director or as an employee, the options that were granted subsequent to February 2, 2013 to that Eligible Director will continue to vest as specified in the grant and may be exercised by the Eligible Director after the date such Eligible Director ceases to be a director of the Company or its subsidiaries and until the expiration date of such options. If an Eligible Director dies while a director of Universal Stainless, the options that have been previously granted to that director and that are vested as of the date of his or her death may be exercised by the administrator of the director’s estate, or by the person to whom those options are transferred by will or the laws of descent and distribution. Except as described above, unvested options will expire on the date an Eligible Director ceases to serve as a director of Universal Stainless. In no event, however, may any option be exercised after the expiration date of such option.

2021 Non-employee Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)
Christopher L. Ayers	59,250	18,614	23,719	101,583
Judith L. Bacchus	59,250	18,614	23,719	101,583
M. David Kornblatt	59,250	18,614	23,719	101,583
Udi Toledano	59,250	18,614	23,719	101,583

(1)	In 2021, Messrs. Ayers, Kornblatt, Toledano and Ms. Bacchus each received 1,318 shares of the Company’s common stock in lieu of a portion of their annual fees.

(2)	Amounts in this column reflect (a) the incremental value of the shares of the Company’s common stock received by each non-employee director in lieu of their annual fees for 2021 and (b) the full grant date fair values of RSUs granted during the fiscal year, determined in accordance with Financial Accounting Standards Board ASC Topic 718 Stock Compensation. Each current non-employee director had stock awards outstanding (all of which were RSUs) with respect to the following numbers of shares as of December 31, 2021: Messrs. Ayers, Kornblatt and Toledano and Ms. Bacchus 3,204.

(3)	Amounts in this column reflect the full grant date fair values of option awards granted during the fiscal year, determined in accordance with Financial Accounting Standards Board ASC Topic 718 Compensation—Stock Compensation. The assumptions made in calculating the grant date fair values of the option awards are set forth in Note 12 to the Company’s audited financial statements for the year ended December 31, 2021, which are located in the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2021.

Stock Ownership Guidelines

Non-employee directors are expected to have direct ownership of at least 5,000 shares of the Company’s common stock prior to five years from the date of their initial election to the Board of Directors. Subject to limited exceptions, until a director reaches the applicable ownership amount, the director may not sell shares of the Company’s common stock without obtaining prior approval of the Board of Directors. The Board of Directors has determined that each director has achieved the applicable ownership amount to be in compliance with the guidelines.

Mandatory Retirement Policy

The Board of Directors has adopted a mandatory retirement policy with respect to the Company’s directors. Under the policy, directors who attain the age of 75 prior to an annual meeting of the Company’s stockholders are not eligible to be nominated for re-election to the Company’s Board of Directors at that annual meeting.

Stockholder Communications with Directors

The Board of Directors has approved a process for stockholders to communicate with its members. Stockholders and other interested parties who wish to communicate with our directors may address their correspondence to the Board of Directors as a whole, to a particular director, to the non-employee directors as a group or any other group of directors or committee of the Board, in care of the Corporate Secretary of Universal Stainless & Alloy

Products, Inc. at the address given on the first page of this Proxy Statement. Unless the communication is primarily commercial in nature or pertains to a topic that is irrelevant or improper for director consideration, the Secretary will forward the communication to the director or directors to whom it is addressed. Any communication involving solely a request for information about the Company, such as an inquiry about stock-related matters, may be handled directly by the Secretary.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of shares of common stock of Universal Stainless, as of March 18, 2022, except as noted below, by (i) each stockholder known to Universal Stainless to be the beneficial owner of more than 5% of the outstanding shares of common stock, (ii) each director of Universal Stainless, (iii) each of the named executive officers of Universal Stainless and (iv) all directors and executive officers of Universal Stainless as a group. As of March 18, 2022, there were 8,953,681shares of the Company’s common stock issued and outstanding. In each case, except as otherwise indicated in the footnotes to the table, the number of shares shown in the second column are owned directly by the entities, individuals or members of the group named in the first column, with sole voting and dispositive power. For purposes of this table, beneficial ownership is determined in accordance with the federal securities laws and regulations. Inclusion in the table of shares not owned directly by a director or executive officer does not constitute an admission that such shares are beneficially owned by the director or executive officer for any other purpose.

	BENEFICIAL OWNERSHIP(1)
Name	Number of Shares	Percent of Total
Minerva Advisors, LLC(2)	704,727	6.6%
22NW, LP(3)	593,018	6.1%
Royce & Associates, LP(4)	547,240	6.1%
Dimensional Fund Advisors LP(5)	529,595	5.9%
Ameriprise Financial, Inc. and Columbia Management Investment Advisers, LLC(6)	457,994	5.1%
Christopher L. Ayers(7)(8)	92,255	1.0%
Dennis M. Oates(7)(9)	199,479	2.2%
Judith L. Bacchus(7)(8)	18,086	*
M. David Kornblatt(7)(8)	94,255	1.0%
Udi Toledano(7)(8)(10)	137,555	1.5%
Christopher T. Scanlon(7)(9)	774	*
Christopher M. Zimmer(8)(9)	139,775	1.6%
Graham McIntosh(7)(9)	59,087	*
Wendel L. Crosby(7)(9)	58,633	*
All Executive Officers and Directors as a Group (nine persons)(11)	807,607	8.7%

*	Less than 1%.

(1)	For purposes of this table, “beneficial ownership” is calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(2)	Address is: 50 Monument Road Suite 201 Bala Cynwyd, PA 19004. The information provided is based solely on a Schedule 13G/A filed by Minerva Advisors, LLC on February 8, 2022. Each of Minerva Advisors, LLC, Minerva Group, LP, Minerva GP, LP, Minerva GP, Inc., and David P. Cohen are reported therein as having sole voting power and sole dispositive power over 563,029 shares, and each of Minerva Advisors, LLC and David P. Cohen are reported therein as having shared voting power and shared dispositive power over 141,696 shares.

(3)	Address is: 1455 NW Leary Way, Suite 400, Seattle, WA 98107. The information provided is based solely on a Schedule 13G filed by 22NW, LP on February 14, 2022. NW22, LP is reported therein as having sole voting power and sole dipositive power over 593,018 shares.

(4)	Address is: 745 Fifth Avenue, New York, NY 10151. The information provided is based solely on a Schedule 13G/A filed by Royce & Associates, LP on January 25, 2022. Royce & Associates, LP is reported therein as having sole voting power and sole dipositive power over 547,240 shares.

(5)	Address is: Building One, 6300 Bee Cave Road, Austin, TX 78746. The information provided is based solely on a Schedule 13G/A filed by Dimensional Fund Advisors LP on February 14, 2022. Dimensional Fund Advisors LP is reported therein as having sole voting power over 510,800 shares and sole dipositive power over 529,595 shares.

(6)	Address is: Ameriprise Financial, Inc., 145 Ameriprise Financial, Inc., Ameriprise Financial Center, Minneapolis, MN 55474 or Columbia Management Investment Advisers, LLC, 225 Franklin St., Boston, MA 02110. The information provided is based solely on a Schedule 13G/A filed by Ameriprise Financial, Inc. and Columbia Management Investment Advisers, LLC on February 14, 2022. Each of Ameriprise Financial, Inc. and Columbia Management Investment Advisers, LLC are reported therein as having shared voting power and shared dispositive power over 457,994 shares.

(7)	Address is: c/o Universal Stainless & Alloy Products, Inc., 600 Mayer Street, Bridgeville, PA 15017.

(8)	Includes options to purchase 64,171, 9,171, 64,171 and 64,171 shares of common stock for Mr. Ayers, Ms. Bacchus, Mr. Kornblatt and Mr. Toledano, respectively, which have vested or will vest within 60 days of the date of this Proxy Statement.

(9)	Includes options to purchase 83,300, 0, 36,500, 27,500 and 24,125 of common stock for Messrs. Oates, Scanlon, Zimmer, McIntosh and Crosby, respectively, which have vested or will vest within 60 days of the date of this Proxy Statement. Mr. Scanlon resigned his position and employment with the Company effective March 19, 2021. This table reflects information with respect to Mr. Scanlon’s ownership that was in the Company’s records as of the date of his resignation.

(10)	Includes 17,000 shares of common stock of Universal Stainless owned by Mr. Toledano’s wife, with respect to which Mr. Toledano disclaims any beneficial ownership.

(11)	Includes options of all the directors and executive officers of the Company as of March 18, 2022 to purchase an aggregate of 379,859 shares of common stock which have vested or will vest within 60 days of the date of this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Program Objective

The Company’s Compensation Committee is responsible for establishing and administering the Company’s policies governing the compensation of its executive officers, who are appointed by the Company’s Board of Directors. The Compensation Committee is composed entirely of independent directors. The primary objectives of the Company’s executive compensation program are to attract, motivate and retain the executive talent needed to achieve the Company’s business strategies and long-range plans and to create and sustain stockholder value in a competitive environment.

The Compensation Committee employs the following principles to provide an overall framework for the compensation of the Company’s executive officers:

•	reward strong performance;

•	motivate executive officers to perform at a higher level;

•	tie a meaningful portion of executives’ total compensation to the Company’s annual and long-term performance and the creation of stockholder value;

•	encourage executives to manage from the perspective of stockholders as a result of their equity stakes in the Company;

•	offer compensation opportunities that attract and motivate qualified talent; and

•	retain those with the leadership abilities and skills necessary for building long-term stockholder value.

Compensation Categories

The Compensation Committee considers all elements of compensation when determining total compensation and the individual components of total compensation. The Compensation Committee allocates total compensation between that being paid currently and long-term compensation, cash and non-cash compensation and equity and other forms of non-cash compensation. The Compensation Committee believes that each of these compensation categories provides incentives and rewards to address different elements of the compensation program’s objective, and when considered together serve to achieve the Company’s overall compensation objectives.

The Compensation Committee examines each of the compensation principles to determine the basis for allocating compensation to each different form of award. For example, the Compensation Committee examines the relationship of the award to the achievement of the Company’s long-term goals, management’s exposure to downside equity performance risk and the analysis of the cost to the Company versus expected benefit to the executive. As part of this analysis, the Compensation Committee believes that a meaningful portion of each executive’s compensation should be placed at-risk and linked to the accomplishment of results that are expected to lead to the creation of value for the Company’s stockholders from both the short-term and long-term perspectives.

The Compensation Committee recognizes that currently paid cash compensation provides the Company’s executives with short-term rewards for success in achieving individual and Company performance goals. Currently paid cash consideration includes base salary and annual cash incentive compensation. The Compensation Committee believes that providing executives with competitive currently paid cash consideration is a central element of attracting, retaining and motivating qualified executives.

The Compensation Committee believes that currently paid non-cash compensation in the form of limited and reasonable perquisites provides the Company’s executives with similar benefits as currently paid cash compensation. Items of currently paid non-cash compensation for certain named executive officers include a Company provided vehicle or car allowance, Company-sponsored health insurance and other non-cash benefits.

The Compensation Committee believes that long-term compensation is best provided by stock awards to management, which ties a meaningful portion of management’s compensation to the Company’s long-term performance and success. Equity compensation items such as stock options, restricted stock units (RSUs) and the Company’s employee stock purchase program are intended to align the executives’ compensation potential with the performance of the Company and the creation of value for our stockholders.

Evaluation of Stockholder “Say on Pay” Vote Results

When establishing or modifying the Company’s compensation programs and arrangements for 2021 and its ongoing compensation philosophies and practices, the Compensation Committee took into account the results of the stockholder advisory vote on executive compensation, or “say on pay” vote, which occurred at our annual meeting in 2021. In that vote, approximately 92.98% of the votes cast approved our compensation programs and policies. The Compensation Committee believes that the strong support from our stockholders for the say on pay vote is evidence that the Company’s stockholders overall believe that our pay-for-performance policies are working and that those policies are aligned with our stockholders’ interests.

Compensation Elements

Our executive compensation program consists primarily of the following elements:

Base Salary

Base salary is used to recognize the experience, skills, knowledge and responsibilities required of the executive officers in their roles. When establishing the 2021 base salaries of the executive officers other than the Chief Executive Officer, the Compensation Committee and our Chief Executive Officer considered a number of factors, including the seniority of the individual, the functional role of the position, the level of the individual’s responsibility, the historical base salary of the individual, the terms of the individual’s employment agreement and the recommendations from the Chief Executive Officer. The Compensation Committee considered these same factors in establishing the base salary of the Chief Executive Officer, as well as additional factors such as the Chief Executive Officer’s industry experience and profile. In addition, the Compensation Committee considered competitive market practices with respect to these salaries based on the Compensation Committee members’ knowledge of the market and publicly-available data on certain competitor companies provided by management, although it did not set base salaries according to specific benchmarking standards.

The salaries of the executive officers are reviewed on an annual basis, as well as at the time of promotion or other changes in responsibilities, and modified for merit, the general performance of the Company, the executive’s success in meeting or exceeding individual performance objectives and if significant corporate goals were achieved. If necessary, the Compensation Committee also reviews base salaries with market levels for the same positions in the companies of similar size to the Company. The terms of the employment agreements with the executive officers are also considered in the annual salary review process. In addition, the Compensation Committee also evaluates the performance of the Company and general market conditions.

Annual Incentive Compensation

Historically, the Compensation Committee has utilized a variable incentive compensation plan intended to align the compensation with the performance expectations of the Board of Directors to motivate and reward executive officers and senior management for the achievement of Company performance metrics. The performance metrics have been developed with consideration to the annual budget. The budget plan for a given fiscal year is developed at the business unit and corporate levels and is then reviewed and approved by our Board of Directors. Each of the executive officers and other members of senior management are eligible for variable incentive compensation expressed as a percentage of their individual base salary. Performance criteria under the Company’s variable incentive compensation plan then are adjusted to eliminate the effects of accounting changes, unplanned acquisitions and other unforeseen changes that have an effect on the performance measurements. The Company’s variable incentive compensation plan also has allowed the Chief Executive Officer to recommend, and the Compensation Committee to award, additional discretionary bonuses to employees, including executive officers, based on outstanding individual performance.

In order to align the incentive with the interests of the stockholders, the variable compensation plan originally established for 2021 was tied to metrics for Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA)and Managed Working Capital as a Percentage of Sales (MWC). The Compensation Committee considered EBITDA to be a fair measure of management’s performance and MWC to be a fair measurement of longer-term management of the Company’s assets. Recognizing that customer retention and acquiring new customers is important to the long-term performance of the Company, another targeted goal was established for Customer Service Improvement (CSI) based on the importance of improving on-time delivery of product to our customers and the reduction of the portion of late orders delivered. An additional targeted goal was that of Safety Performance, realizing that the safety of the employees is of vital importance and having the Safety Performance as part of the metrics will promote a safe culture throughout the Company. An additional metric was based on the individual achieving certain personal goals with the compensation potential of 10% of the total target amount.

The performance metrics are tied to the annual budget except that in 2021, due to the volatility and unpredictability of the market and general economic conditions as a result of the impact the COVID-19 pandemic, the Compensation Committee elected to set different EBITDA and MWC metrics, as defined below, for the first and second halves of the year.

For the Chief Executive Officer, the annual variable compensation metrics include threshold metrics which equal 50% of his annual base salary, target metrics which equal 100% of his annual base salary and maximum metrics which in the aggregate amount to annual variable compensation equal to 150% of his annual base salary. Certain executive officers have annual variable compensation threshold metrics of 40% of their annual base salary and target metrics of 80% of their annual base salaries, with maximum metrics which in the aggregate amount to annual variable compensation equal to 120% of their annual base salaries. Other executive officers have annual variable compensation threshold metrics of 33% of their annual base salary and target metrics of 67% of their annual base salaries, with maximum metrics which in the aggregate amount to annual variable compensation equal to 97% of their annual base salaries.

The variable compensation plan for 2021 consisted of four weighted components, each with separate metrics for threshold, target and maximum values, and a fifth metric based on the individual achieving certain goal with the compensation potential of 10% of the total target amount. The components, metrics and weighting are as follows:

Component	Threshold	Target	Maximum	Weight
EBITDA (1st Half 2021) (2nd Half 2021)	$1.8M; $6.3M	$2.7M; $11.5M	$3.6M; $16.7M	55%
Managed Working Capital as a % of Annualized Sales (1st Half 2021) (2nd Half 2021)	85.00%; 80.00%	82.50%; 77.00%	80.00%; 73.00%	20%
Customer Service Improvement	85.00%	120.00%	155.00%	10%
Safety Performance	2.9	2.7	2.5	5%
Personal Goals				10%

For 2021, management performance met the maximum value for both EBITDA and MWC for the first half of 2021 while meeting the threshold value for both EBITDA and MWC for the second half of 2021. For CSI, management performance met the threshold value for 2021 while falling short of the Safety thresholds. The executive officers and certain management employees received compensation for individual performance. The amounts payable to each of the named executive officers under the variable incentive compensation plan for 2021 are reflected in the Summary Compensation Table.

Historically the Company used the variable incentive compensation plan as an opportunity to pay the executive officers a cash bonus in order to align the compensation of executive officers with the performance expectations of the Board of Directors and to motivate and reward such officers for their respective roles in the Company’s achievement of certain performance metrics. The Company has offered each executive officer who participated in the variable incentive compensation plan in 2021 the opportunity to receive payment of all or any portion of the amount earned by such individual pursuant to the plan for 2021, as designated by such individual, in shares of the Company’s common stock, in lieu of a cash payment, with the number of shares determined based on (i) the amount of the award under the variable incentive compensation plan otherwise payable to such individual in cash elected by such individual to be paid in common stock, as adjusted to reflect a 10% discount to such amount elected by the Participant to be received in common stock, and (ii) the closing price for the common stock on February 24, 2022. The executive officers who elected to receive payment in shares of common stock of all or any portion of the amount earned by such individual pursuant to the variable incentive compensation plan for 2021 agreed to not trade such stock for one year from the grant date.

Amended and Restated 2017 Equity Incentive Plan

The purpose of the Company’s Amended and Restated 2017 Equity Incentive Plan is to provide long-term incentives for the Company’s directors and key employees to further the growth, development and financial success of the Company and its subsidiaries by allowing participants to personally benefit through the ownership of the Company’s common stock. The Board of Directors also believes that the Amended and Restated 2017 Equity Incentive Plan enables the Company to obtain and retain the services of the directors and key employees who are considered important to the Company’s long-range success by offering them an opportunity to own shares of the Company’s common stock.

The number and mix of equity incentive awards granted to an executive officer under the Amended and Restated 2017 Equity Incentive Plan is intended to reward prior performance, increase the potential of retaining the individual and encourage future performance. Generally, the Compensation Committee does not consider an executive officer’s equity holdings or previous equity grants in determining the number of equity incentive awards to be granted. The Compensation Committee believes that the Company’s long-term incentive compensation program furthers the Company’s emphasis on a positive correlation between compensation and performance.

The Compensation Committee is the plan administrator for the Amended and Restated 2017 Equity Incentive Plan. The Compensation Committee has consistently granted annual stock option awards to executive officers, with the exercise price of the grant being the closing price of the Company’s common stock on the trading day immediately preceding the date of grant. No grants were coordinated with the public release of non-public material information. In 2021, the Committee continued to grant restricted stock units in order to provide an additional mix of executive equity awards that would reward long-term stability and growth in stock value.

The equity awards made in 2021 are reflected in the Summary Compensation Table below. Generally, grants of equity awards are made on the basis of level of responsibility, continued service to the Company and performance. The stock options generally vest over four years, with one-fourth vesting on each of the first four anniversary dates of the grant, contingent upon the executive officer’s continued employment with the Company, with vesting subject to acceleration in limited circumstances. Stock options granted under the Amended and Restated 2017 Equity Incentive Plan have a maximum life of 10 years and an exercise price equal to the closing price of the Company’s common stock on the trading day immediately preceding the date of grant. The RSUs generally are scheduled to cliff vest on the fourth anniversary of the grant date. For executive officers and selected senior management, retention RSUs were also granted in 2021, with half of the awarded RSUs vesting on second anniversary of the grant while the other half of the award will vest on the fourth anniversary of the grant.

Retirement Plans

The Company maintains a 401(k) retirement plan for its hourly and salaried employees. Pursuant to the plan, participants may elect to make pre-tax and after-tax contributions to the plan, subject to certain limitations imposed under the plan and the Internal Revenue Code of 1986, as amended. In addition, the Company is required to make periodic contributions to the plans based on service. The Company also makes a monthly contribution to the 401(k) retirement plan on behalf of each salaried employee. The amount of the contribution will be dependent upon each salaried employee’s contribution to the 401(k) retirement plan. The hourly and salaried employees may continue to make their own contributions to the 401(k) retirement plan.

The Company also participates in the Steelworkers Pension Trust (the “Trust”), a multi-employer defined benefit pension plan that is open to all hourly and salaried employees associated with the Bridgeville facility, which includes each of the named executive officers. The Company makes periodic contributions to the Trust based on hours worked at a fixed rate for each hourly employee and a fixed monthly contribution on behalf of each salaried employee.

Amended and Restated 1996 Employee Stock Purchase Plan

Under the Amended and Restated 1996 Employee Stock Purchase Plan, (the “Purchase Plan”), the Company is authorized to issue up to 300,000 shares of common stock to its full-time employees, nearly all of whom are eligible to participate. Under the terms of the Purchase Plan, employees can choose as of January 1 and July 1 of each year to have up to 10% of their total earnings withheld to purchase up to 100 shares of the Company’s common stock each six-month period. The purchase price of the stock is 85% of the lower of its beginning-of-the-period or end-of-the-period market prices.

Executive Severance Arrangements

The Company provides certain severance benefits to its executive officers. These benefits help the Company to attract and retain an appropriate caliber of talent for its senior officer positions. With respect to executive officers, these severance benefits in part are intended to reflect the fact that it may be difficult for these employees to find comparable employment within a short period of time. The Company believes that its severance benefits are consistent with the level of benefits necessary to attract and retain the executive officers. The severance benefits are provided in connection with employment agreements entered into with the executive officer and are more fully described below under “Executive Severance Benefits and Potential Payments Upon Change of Control.”

Other Benefits and Perquisites

The Company provides the opportunity for its executive officers to receive certain perquisites and general health and welfare benefits. The Company offers these benefits to provide an additional incentive for its executives, to remain competitive in the general marketplace for executive talent and to enable its executives to better focus on their performance.

The Company has or may provide the following personal benefits and perquisites to its executive officers:

•	eligibility to participate in the Company’s health, dental, vision, disability and life insurance programs; and

•	a Company-provided vehicle or car allowance, along with the reimbursement of expenses related to operating, maintaining and insuring the vehicle.

Stock Ownership Guidelines

The Board of Directors has implemented stock ownership guidelines for the Company’s executive officers. The executive officers are expected to reach the applicable ownership amounts prior to five years from the date of their appointment or the designation by the Board of Directors causing the individual to become subject to the guidelines, whichever is later. The Chief Executive Officer is expected to acquire and hold 48,000 shares of the Company’s common stock, at least 12,000 of which are to be directly owned and the balance of which may be beneficially owned in the form of stock options or other equity awards. The Chief Financial Officer and other executive officers are expected to acquire and hold 16,000 shares of common stock, at least 4,000 of which are to be directly owned and the balance of which similarly may be beneficially owned. Subject to limited exceptions, until any person subject to the guidelines reaches the applicable ownership amounts, the person may not sell shares of the Company’s common stock without obtaining prior approval of the Board of Directors. The Board of Directors has determined that each executive officer subject to the stock ownership guidelines has achieved the applicable ownership amounts to be in compliance with the guidelines or is making acceptable progress to achieving such ownership. The Board of Directors will continue to monitor best practices and review the stock ownership guidelines to determine if adjustments to the guidelines are warranted.

Internal Revenue Code Section 162(m) Deductibility Limit

With certain exceptions, Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid to any one named executive officer (“NEO”) in any calendar year. Under the tax rules in effect before 2018, compensation that qualified as “performance-based” under Section 162(m) was deductible without regard to this $1 million limit. In 2017 and prior years, the Compensation Committee designed awards, including awards of stock options, that were intended to qualify for this performance-based compensation exception. However, the Tax Cuts and Jobs Act, which was signed into law on December 22, 2017, eliminated this performance-based compensation exception effective January 1, 2018, subject to a special rule that “grandfathers” certain awards and arrangements that were in effect on or before November 2, 2017. As a result, compensation that the Compensation Committee structured in 2017 and prior years with the intent of qualifying as performance-based compensation under Section 162(m) that is paid on or after January 1, 2018 may not be fully deductible, depending on the application of the special grandfather rules. Moreover, from and after January 1, 2018, compensation awarded in excess of $1 million to our NEOs generally will not be deductible. While the Tax Cuts and Jobs Act will limit the deductibility of compensation paid to the NEOs, the Compensation Committee, consistent with its past practice, will design compensation programs that are intended to be in the best long-term interests of the Company and our stockholders, with deductibility of compensation being one of a variety of considerations taken into account.

Risk Assessment

We believe our approach to goal setting, setting of targets with payouts at multiple levels of performance, and evaluation of performance results helps to mitigate excessive risk-taking that could harm our value or reward poor judgment by our executives. Several features of our compensation programs reflect sound risk management practices. We believe we have allocated our compensation among base salary and short and long-term compensation target opportunities in such a way as to not encourage excessive risk-taking. Further, with respect to our incentive compensation programs, the metrics that determine payouts for our executive officers are challenging Company-wide metrics, which means executives will receive incentive compensation only when the Company meets or exceeds such performance metrics. This is based on our belief that applying Company-wide metrics encourages decision-making that is in the best long-term interests of the Company and our stockholders. Finally, the multi-year vesting of our equity awards and our stock ownership guidelines properly account for the time horizon of risk. As a result, we do not believe that our compensation policies create risks that are reasonably likely to have a material adverse effect on the Company.

Compensation Committee Report

The Compensation Committee administers the Company’s executive compensation programs and policies. The Compensation Committee consists of Mr. Ayers, Ms. Bacchus, Mr. Kornblatt and Mr. Toledano with Ms. Bacchus serving as the chair of the committee. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement.

Compensation Committee

Judith L. Bacchus, Chair

Christopher L. Ayers

M. David Kornblatt

Udi Toledano

EXECUTIVE COMPENSATION

The table below summarizes the compensation earned by the individuals, including the Chief Executive Officer and the Chief Financial Officer, who were our named executive officers for 2021, in accordance with SEC rules.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Dennis M. Oates,	2021	470,439	—	392,700	62,400	452,805	2,288	17,920	1,398,552
Chairman, President and	2020	443,094	85,621	277,328	40,430	—	2,210	22,455	871,183
Chief Executive Officer	2019	450,000	—	43,170	69,325	47,352	2,184	21,695	633,726

Christopher T. Scanlon,(7)	2021	50,360	—	—	—	—	572	200	51,132
Vice President of Finance,	2020	212,770	30,750	55,674	12,440	—	2,210	1,065	314,909
Chief Financial Officer and Treasurer	2019	216,488	—	28,780	27,730	17,488	2,184	1,040	293,710

Christopher M. Zimmer,	2021	297,857	—	116,875	26,400	225,188	2,288	10,640	679,248
Executive Vice President,	2020	262,815	41,147	95,838	17,105	—	2,210	8,865	427,980
Chief Commercial Officer	2019	276,945	—	35,975	38,129	24,732	2,184	22,214	400,179

Graham McIntosh,	2021	268,382	—	116,875	26,400	202,904	2,288	1,040	617,889
Executive Vice President of Technology, Chief Technology	2020	256,542	38,106	94,776	17,105	—	2,210	1,065	409,804
	2019	257,670	—	35,975	38,129	20,703	2,184	1,040	355,701
Officer

Wendel L. Crosby,(8)	2021	265,200	—	116,875	26,400	200,498	2,288	1,040	612,301
Vice President of Manufacturing

(1)	Amounts in the Bonus column represent the discretionary bonus award in lieu of variable incentive compensation which was discontinued for 2020 due to the uncertainties associated with the COVID 19 pandemic, as well as the incremental value of the discounted stock purchased.

(2)	Amounts in the Stock Awards column represent the full grant date fair values of RSUs granted during the fiscal year, determined in accordance with FASB ASC Topic 718.

(3)	Amounts in this column reflect the full grant date fair values of option awards granted during the fiscal year, determined in accordance with FASB ASC Topic 718. The assumptions made in calculating the grant date fair value of the option awards are set forth in Note 12 to the Company’s audited financial statements for the year ended December 31, 2021, which are located in the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2021.

(4)	Amounts in the Non-Equity Incentive Plan Compensation column for years 2019 and 2021 represent cash awards under the variable incentive compensation plan as well as the incremental value of the discounted stock purchased under the variable incentive compensation plan, which is described in the Compensation Discussion and Analysis of this Proxy Statement under “Annual Incentive Compensation”.

(5)	Amounts in this column reflect the change in the value of the executive officer’s benefits under the Trust, a multi-employer pension plan sponsored by the United Steelworkers, based on the annual contribution to the Trust that the Company was required to pay to fund the executive’s benefit accrued under the Trust for each year.

(6)	Reflects amounts payable to or on behalf of the respective executive for the following: Company contributions to the 401(k) Plan. In addition, the 2021 amount includes (i) $15,978 for an individual life insurance policy and $902 for personal use of a company vehicle for Mr. Oates and (ii) a $9,600 automobile allowance for Mr. Zimmer.

(7)	Mr. Scanlon resigned his position and employment with the Company effective March 19, 2021. Mr. Oates served as the Company’s principal financial officer from the effective date of Mr. Scanlon’s resignation through the date of this Proxy Statement.

(8)	Mr. Crosby was appointed as an executive officer on May 4, 2021.

2021 Grants of Plan-Based Awards

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units(#)		All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Dennis M. Oates	11/11/2021	35,000	(4)			327,250
	11/11/2021	7,000	(5)			65,450
	11/11/2021			13,000	9.35	62,400
Christopher T. Scanlon(3)	11/11/2021	—		—	—	—
Christopher M. Zimmer	11/11/2021	10,000	(4)			93,500
	11/11/2021	2,500	(5)			23,375
	11/11/2021			5,500	9.35	26,400
Graham McIntosh	11/11/2021	10,000	(4)			93,500
	11/11/2021	2,500	(5)			23,375
	11/11/2021			5,500	9.35	26,400
Wendel L. Crosby	11/11/2021	10,000	(4)			93,500
	11/11/2021	2,500	(5)			23,375
	11/11/2021			5,500	9.35	26,400

(1)	The option awards reflected in this table are scheduled to vest in four equal installments on the first four anniversaries of the grant date.

(2)	The assumptions made in calculating the grant date fair value with respect to the option awards are set forth in Note 12 to the Company’s audited financial statements for the year ended December 31, 2021, which are included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

(3)	Mr. Scanlon resigned his position and employment with the Company effective March 19, 2021.

(4)	Fifty percent of these Restricted Stock Units are scheduled to vest on the second anniversary of the grant date and fifty percent will vest on the fourth anniversary of the grant date provided that the employee remain continuously in the employment of the Company on each of the vesting dates.

(5)	These Restricted Stock Units are scheduled to vest on the fourth anniversary of the grant date.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Dennis M. Oates	83,300	29,900	(1)	—	12,500 @ 32.78	11/11/2023
					14,500 @ 26.14	11/19/2024
					20,000 @ 11.18	11/11/2025
					13,000 @ 14.75	12/22/2026
					8,600 @ 20.29	11/9/2027
					8,600 @ 19.41	11/29/2028	2,000	15,880
					10,000 @ 14.39	11/14/2029	3,000	23,820
					13,000 @ 6.42	11/20/2030	40,279	319,815
					13,000 @ 9.35	11/11/2031	42,000	333,480

Christopher T. Scanlon(2)	—	—		—	—	—

Christopher M. Zimmer	36,500	13,500	(3)	—	5,000 @ 32.78	11/11/2023
					7,500 @ 26.14	11/19/2024
					7,500 @ 11.18	11/11/2025
					4,500 @ 14.75	12/22/2026
					4,500 @ 20.29	11/9/2027
					4,500 @ 19.41	11/29/2028	1,500	11,910
					5,500 @ 14.39	11/14/2029	2,500	19,850
					5,500 @ 6.42	11/20/2030	13,885	110,247
					5,500 @ 9.35	11/11/2031	12,500	99,250

Graham McIntosh	27,500	13,500	(4)	—	5,000 @ 26.14	11/19/2024
					7,500 @ 11.18	11/11/2025
					4,500 @ 14.75	12/22/2026
					3,000 @ 20.29	11/9/2027
					4,500 @ 19.41	11/29/2028	1,500	11,910
					5,500 @ 14.39	11/14/2029	2,500	19,850
					5,500 @ 6.42	11/20/2030	13,748	109,159
					5,500 @ 9.35	11/11/2031	12,500	99,250

Wendel L. Crosby	24,125	12,375	(5)	—	4,000 @ 26.14	11/19/2024
					4,500 @ 11.18	11/11/2025
					4,500 @ 9.19	11/10/2026
					4,500 @ 20.29	11/9/2027
					4,500 @ 19.41	11/29/2028
					4,000 @ 14.39	11/14/2029	2,000	15,880
					5,000 @ 6.42	11/20/2030	13,567	107,722
					5,500 @ 9.35	11/11/2031	12,500	99,250

(1)	These options will vest and become exercisable as follows, assuming the executive remains employed with the Company as of the applicable vesting date: 2,150 option shares will vest on November 29, 2022; and 2,500 option shares will vest on each of November 14, 2022 and November 14, 2023; and 3,250 option shares will vest on each of November 20, 2022, November 20, 2023 and November 20, 2024; and 3,250 option shares will vest on each of November 11, 2022, November 11, 2023, November 11, 2024 and November 11, 2025.

(2)	Mr. Scanlon resigned his position with Universal Stainless effective March 19, 2021. Any options held by Mr. Scanlon as of the date of his resignation forfeited in accordance with the standard terms of the Company’s stock option agreement executed by Mr. Scanlon.

(3)	These options will vest and become exercisable as follows, assuming the executive remains employed with the Company as of the applicable vesting date: 1,125 option shares will vest on November 29, 2022; and 1,375 option shares will vest on each of November 14, 2022 and November 14, 2023; and 1,375 option shares will vest on each of November 20, 2022, November 20, 2023, and November 20, 2024; and 1,375 option shares will vest on each of November 11, 2022, November 11, 2023, November 11, 2024 and November 11, 2025.

(4)	These options will vest and become exercisable as follows, assuming the executive remains employed with the Company as of the applicable vesting date: 1,125 option shares will vest on November 29, 2022; and 1,375 option shares will vest on each of November 14, 2022 and November 14, 2023; and 1,375 option shares will vest on each of November 20, 2022, November 20, 2023 and November 20, 2024; and 1,375 option shares will vest on each of November 11, 2022, November 11, 2023, November 11, 2024 and November 11, 2025.

(5)	These options will vest and become exercisable as follows, assuming the executive remains employed with the Company as of the applicable vesting date: 1,125 option shares will vest on November 29, 2022; and 1,000 option shares will vest on each of November 14, 2022 and November 14, 2023; and 1,250 option shares will vest on each of November 20, 2022, November 20, 2023 and November 20, 2024; and 1,375 option shares will vest on each of November 11, 2022, November 11, 2023, November 11, 2024 and November 11, 2025.

2021 Option Exercises and Stock Vested

The table below provides information regarding exercised options and vested Restricted Stock Units. Net shares received by each named executive officer upon exercise or vesting of equity awards, after shares are withheld for taxes, are subject to the stock ownership guidelines each as described in the Compensation Discussion and Analysis section above

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Oates	—	—	3,093	30,127
Mr. Scanlon	—	—	—	—
Mr. Zimmer	—	—	1,962	18,992
Mr. McIntosh	—	—	1,416	13,749
Mr. Crosby	—	—	356	3,585

(1)	Reflects the gross number of shares received upon the exercise of options.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Dennis M. Oates	Steelworkers Pension Trust	14	28,267	2,288
Christopher T. Scanlon(2)	Steelworkers Pension Trust	—	—	—
Christopher M. Zimmer	Steelworkers Pension Trust	14	27,799	2,288
Graham McIntosh	Steelworkers Pension Trust	8.4	17,871	2,288
Wendel L. Crosby	Steelworkers Pension Trust	7.4	15,193	2,288

(2)	Mr. Scanlon resigned his position with Universal Stainless effective March 19, 2021.

In January 2003, the Company began participating in the Trust, a qualified multi-employer defined benefit pension plan sponsored by the United Steelworkers. Prior to that time, the Company had not provided any form of qualified or nonqualified defined benefit retirement benefits to employees, including the executive officers. For each year of participation in the Trust, the participant is entitled to receive an annual life annuity upon retirement at or following age 65 based on the Company contribution and the benefit rate determined by the Trust administrator. The Company is obligated to make a monthly contribution to the Trust on behalf of each participant. The standard form of distribution under the Trust consists of a single life annuity for unmarried participants and a joint and 50% survivor annuity for married participants. The participant is vested once they obtain five years of credited service.

Employment Agreements with Named Executive Officers and Employee Directors

In December 2007, Dennis M. Oates entered into an employment agreement with the Company related to his service as President and Chief Executive Officer of the Company. The employment agreement had an initial term which commenced on January 2, 2008 and continued until December 31, 2008, subject to automatic one-year extensions unless either party elects not to extend the term. Under the employment agreement, Mr. Oates received an initial annual base salary of $300,000 per year, with the annual base salary being subject to increase by the Board. Mr. Oates also will participate in benefit plans or programs generally offered by the Company to salaried employees. Mr. Oates is eligible for variable incentive compensation up to 150% of his annual base salary. If Mr. Oates’s employment is terminated due to disability, he will receive 100% of his monthly salary for one month and then 60% of his monthly salary for the next five months under the Company’s disability plan. If Mr. Oates’s employment is terminated by the Company without cause or if Mr. Oates resigns for good reason (which includes following a change of control of the Company), he will be entitled to receive a lump sum severance payment equal to 1.5 times his full annual base salary and 18 months of continued health care benefits at no cost to him.

In April 2018, Christopher T. Scanlon entered into an employment agreement with the Company related to his service as Vice President of Finance, Chief Financial Officer and Treasurer of the Company. Mr. Scanlon resigned his position and employment with the Company effective March 19, 2021.

In April 2008, Christopher M. Zimmer entered into an employment agreement with the Company related to his service as Vice President of Sales and Marketing of the Company. The employment agreement had an initial term which commenced on April 21, 2008 and continued until April 31, 2009, subject to automatic one-year extensions unless either party elects not to extend the term. Under the employment agreement, Mr. Zimmer received an initial annual base salary of $170,000 per year, with the annual base salary being subject to increase by the Board. Mr. Zimmer also will participate in benefit plans or programs generally offered by the Company to salaried employees. Mr. Zimmer is eligible for variable incentive compensation up to 120% of his base salary. If Mr. Zimmer’s employment is terminated due to disability, he will receive 100% of his monthly salary for one month and then 60% of his monthly salary for the next five months under the Company’s disability plan. If Mr. Zimmer’s employment is terminated by the Company without cause or if Mr. Zimmer resigns for good reason (which includes following a change of control of the Company), he will be entitled to receive a lump sum severance payment equal to 18 months of his monthly base salary and 18 months of continued health care benefits at no cost to him.

In August 2015, Graham McIntosh entered into an employment agreement with the Company related to his service as Vice President of Technology and Chief Technology Officer of the Company. The employment agreement had an initial term which commenced on August 5, 2015 and continued until July 31, 2016, subject to automatic one-year extensions unless either party elects not to extend the term. Under the employment agreement, Mr. McIntosh received an initial annual base salary of $210,000 per year, with the annual base salary being subject to increase by the Board. Mr. McIntosh also will participate in benefit plans or programs generally offered by the Company to salaried employees. Mr. McIntosh is eligible for variable incentive compensation up to 120% of his base salary. If Mr. McIntosh’s employment is terminated due to disability, he will receive 100% of his monthly salary for one month and then 60% of his monthly salary for the next five months under the Company’s disability plan. If Mr. McIntosh’s employment is terminated by the Company without cause or if Mr. McIntosh resigns for good reason (which includes following a change of control of the Company), he will be entitled to receive a severance payment equal to 12 months of his base salary and an equal number of months of continued health care benefits at no cost to him.

In April 2019, Wendel L. Crosby entered into an employment agreement with the Company related to his service as Vice President, General Counsel and Corporate Secretary of the Company. The employment agreement had an initial term which commenced on April 15, 2019 and continued until March 31, 2020, subject to automatic one-year extensions unless either party elects not to extend the term. Under the employment agreement, Mr. Crosby received an initial annual base salary of $225,000 per year, with the annual base salary being subject to increase by the Board. Mr. Crosby also will participate in benefit plans or programs generally offered by the Company to salaried employees. Mr. Crosby is eligible for variable incentive compensation up to 97% of his base salary. If Mr. Crosby’s employment is terminated due to disability, he will receive 100% of his monthly salary for one month and then 60% of his monthly salary for the next five months under the Company’s disability plan. If Mr. Crosby employment is terminated by the Company without cause or if Mr. Crosby resigns for good reason (which includes following a change of control of the Company), he will be entitled to receive a severance payment equal to 12 months of his base salary and an equal number of months of continued health care benefits at no cost to him.

Executive Severance Benefits

As described above, the Company has entered into agreements with our executive officers which will require the Company to provide compensation and benefits to the executive officers in the event of certain terminations of employment including following a change of control of the Company. The compensation and benefits set forth in the tables below with respect to our named executive officers assume that any termination of employment was effective as of December 31, 2021. This information is based on the Company’s best estimate of the compensation that would be provided to the executive officers upon a termination of employment. No additional compensation is provided to executive officers upon a termination of employment by the Company for cause. Severance benefits set forth in the employment agreements are contingent on continued compliance with any applicable restrictive covenant.

Potential Payments upon Termination—Dennis M. Oates

Executive Benefits and Payments Upon Termination	Termination associated with Change in Control ($)	Involuntary Not for Cause or Good Reason Termination ($)	Disability ($)	Death ($)
Compensation:
Base Salary	720,000	720,000	—	—
Stock Award	—	—	—	—
Benefits and Perquisites:
Post-termination Health Care	32,744	32,744	10,914	—
Life Insurance Proceeds	—	—		1,000,000
Disability Benefits	—	—	160,000
Total:	752,744	752,744	170,914	1,000,000

Potential Payments upon Termination—Christopher M. Zimmer

Executive Benefits and Payments Upon Termination	Termination associated with Change in Control ($)	Involuntary Not for Cause or Good Reason Termination ($)	Disability ($)	Death ($)
Compensation:
Base Salary	455,547	455,547	—	—
Stock Awards	—	—	—	—
Benefits and Perquisites:
Post-termination Health Care	35,735	35,735	11,912	—
Life Insurance Proceeds	—	—		303,698
Disability Benefits	—	—	101,233	—
Total:	421,576	421,576	113,145	303,698

Potential Payments upon Termination—Graham McIntosh

Executive Benefits and Payments Upon Termination	Termination associated with Change in Control ($)	Involuntary Not for Cause or Good Reason Termination ($)	Disability ($)	Death ($)
Compensation:
Base Salary	273,645	273,645	—	—
Stock Award	—	—	—	—
Benefits and Perquisites:
Post-termination Health Care	21,829	21,829	10,914	—
Life Insurance Proceeds	—	—	—	273,645
Disability Benefits	—	—	91,215	—
Total:	295,474	295,474	102,130	273,645

Potential Payments upon Termination—Wendel L. Crosby

Executive Benefits and Payments Upon Termination	Termination associated with Change in Control ($)	Involuntary Not for Cause or Good Reason Termination ($)	Disability ($)	Death ($)
Compensation:
Base Salary	270,400	270,400	—	—
Stock Awards	—	—	—	—
Benefits and Perquisites:
Post-termination Health Care	21,829	21,829	10,914	—
Life Insurance Proceeds	—	—	—	270,400
Disability Benefits	—	—	90,133	—
Total:	292,229	292,229	101,048	270,400

Additional Information on Employment Agreements and Compensation Plans

The summaries of the employment agreements and equity compensation plans provided above are qualified by reference to the full text of the specific agreement or plan, each of which is an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and is incorporated into this Proxy Statement by reference. Copies of any such agreement or plan also may be obtained by making written request to the Company’s Secretary.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee administers the Company’s executive compensation programs and policies. During 2021, Messrs. Ayers, Kornblatt, Toledano and Ms. Bacchus, each a non-employee director at the time, served on the Compensation Committee. None of the members of the Compensation Committee (i) served as an officer or employee of the Company during 2021, (ii) ever served as an officer of the Company prior to 2021 or (iii) were engaged in 2021 in any transactions required to be disclosed in this Proxy Statement.

CEO PAY RATIO

As required by SEC rules, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Dennis M. Oates, our Chief Executive Officer, President and Chairman of the Board (our “CEO”) The pay ratio included below is a reasonable estimate, calculated in a manner consistent with Item 402(u) of Regulation S-K:

For 2021 the median of the annual total compensation of all employees of our company (other than our CEO) was $68,642. The annual total compensation of our CEO, as reported in the Summary Compensation Table in this Proxy Statement, plus the Company paid portion of the CEO’s health insurance and the taxable portion of the Company provided Group term life insurance was $1,417,705. Based on this information, for 2021 the ratio of the annual total compensation of Mr. Oates, our Chief Executive Officer, President and Chairman of the Board to the median of the annual total compensation of all employees was approximately 20.65 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO, we took the following steps:

1.	We determined that, as of December 31, 2021, our employee population consisted of approximately 567 individuals, with all of these individuals located in the United States. This population consisted of our full-time, part-time, and temporary employees. To identify the “median employee” from our employee population, we compared the amount of salary and wages of our employees as reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for 2021. In making this determination, we annualized the compensation of approximately 63 full-time employees who were hired in 2021 but did not work for us for the entire fiscal year.

2.	Once we identified our median employee, we combined all the elements of such employee’s compensation for 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $68,642.

The contributions to these plans was used in the calculation to determine the median employees’ compensation.

3.	With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2021 Summary Compensation Table included in this Proxy Statement and then added the Company paid portion of the CEO’s health insurance as well as taxable amount associated with group term life insurance resulting in compensation of $1,417,705, which was $19,153 higher than the amount reported in the Summary Compensation Table.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors (“the Committee”) is composed of four members, each of whom have been determined by the Board of Directors to be independent, as defined under applicable Nasdaq listing standards as currently in effect. The Board of Directors has further determined that M. David Kornblatt, the Chair of the Committee, is an “audit committee financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the Securities and Exchange Commission (the “SEC”). The Committee operates under a written charter adopted by the Board of Directors. The Committee reviews and reassesses the Charter annually and recommends any changes to the Board for approval.

The Committee appoints the Company’s independent registered public accountants. The Committee assists the Board in overseeing and monitoring the integrity of the Company’s financial reporting process, its compliance with legal and regulatory requirements and the quality of its internal control and external audit processes.

The Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants. The Committee discussed with the independent registered public accountants matters required to be discussed by the applicable requirements of the Public Company Accounting Oversite Board and the SEC.

The Committee also has received the written disclosures and the letter from SD, required by applicable requirements of the Public Company Accounting Oversight Board regarding SD’s communications with the Committee concerning independence, and the Committee has discussed with that firm its independence from the Company.

Based on the foregoing review and discussions and relying thereon, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC.

In accordance with the rules of the SEC, this report shall not be incorporated by reference into any of the Company’s future filings made under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the Securities Act of 1933, as amended (the “Securities Act”), and shall not be deemed to be soliciting material or to be filed with the SEC under the Exchange Act or the Securities Act.

The Audit Committee

M. David Kornblatt, Chair

Christopher L. Ayers

Judith L. Bacchus

Udi Toledano

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee appointed SD as independent registered public accountants to audit the consolidated financial statements of the Company for the year ended December 31, 2021. Representatives of SD are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following table presents fees and other expenses for professional audit services rendered by SD for the audit of the Company’s annual financial statements for the years ended December 31, 2021 and December 31, 2020, and fees and other expenses for other services rendered by SD during those periods:

	2020	2021
Audit fees	$411,697	$434,558
Audit-related fees	12,615	17,955
Tax fees	—	—
All other fees	—	—
Total	$424,312	$452,513

Audit Fees

Annual audit fees relate to services rendered in connection with the audit of the Company’s consolidated financial statements and internal control over financial reporting and the quarterly reviews of financial statements included in the Company’s Forms 10-Q.

Audit-Related Fees

Audit-related services include fees for benefit plan audits.

Tax Fees

Tax services include fees for tax compliance, tax advice and tax planning. SD was not engaged to perform any tax services in 2021 or 2020.

All Other Fees

SD was not engaged to perform any other services in 2021 or 2020.

The Audit Committee considered whether the provision of all services described above was compatible with maintaining the auditor’s independence and has determined such services for fiscal 2021 and 2020 were compatible with maintaining the auditor’s independence. All services described above were pre-approved by the Audit Committee pursuant to Rule 2-01(c)(7)(i) of Regulation S-X promulgated by the SEC.

Policy on Audit and Compliance Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Auditor

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent auditor. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent auditor and pre-approved all of the audit and non-audit services provided by SD in 2021 and 2020. On an ongoing basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent auditor. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts.

ANTI-HEDGING POLICY

In 2020, as part of our ongoing commitment to corporate governance, Universal Stainless adopted an Anti-Hedging Policy that prohibits our directors and executive officers from engaging in transactions that are designed to hedge or offset any decrease in the market value of Universal Stainless’ equity securities.

STOCKHOLDER PROPOSALS

Under Rule 14a-8 of the SEC, proposals of stockholders intended to be presented at the 2023 Annual Meeting of Stockholders must be received no later than December 9, 2022 for inclusion in the proxy statement and proxy card for that meeting. The Company’s Third Amended and Restated Bylaws provide that in order for other business to be properly brought before an annual meeting by a stockholder other than pursuant to Rule 14a-8, the stockholder must give timely notice thereof in writing to the Company’s Secretary. For such notice relating to stockholder proposals other than director nominations to be timely with respect to the 2023 Annual Meeting, the notices must be in writing and must be delivered or mailed by certified mail to the Secretary of the Corporation and received at the principal offices of the Corporation, not earlier than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting and not later than ninety (90) days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the 2023 Annual Meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary, notice by the stockholder must be received no earlier than the one hundred twentieth (120th) day prior to the date of such preceding year’s annual meeting and not later than the close of business on the ninetieth (90th) day prior to the date of such preceding year’s annual meeting and, if the first public announcement of the date of such advanced or delayed 2023 Annual Meeting is less than 100 days prior to the date of such annual meeting, the tenth day following the day on which public announcement of the date of the 2022 Annual Meeting is first made. Advance written notice of a proposed director nomination by a stockholder at the 2023 Annual Meeting must be received by the Secretary by certified mail at the principal executive offices of the Corporation no later than ninety (90) days prior to the anniversary of the previous year’s annual meeting, or, if the 2023 Annual Meeting is held more than seventy (70) days prior to the anniversary of the previous year’s annual meeting the close of business on the tenth day following the date on which notice of the 2023 Annual Meeting is first given to the stockholders. If a stockholder presents a proposal at an Annual Meeting, other than through inclusion of such proposal in Universal Stainless’ proxy materials for that meeting, management proxies may use their discretionary voting authority with respect to such proposal to vote any share with respect to which a valid proxy is submitted.

OTHER MATTERS

The Board of Directors and management know of no matters to be presented at the Annual Meeting other than those set forth in this Proxy Statement. However, if any other business is properly brought before the meeting or any adjournment thereof, the proxy holders will vote in regard thereto in accordance with their best judgment, insofar as such proxies are not limited to the contrary.

By Order of the Board of Directors,

John J. Arminas

Vice President, General Counsel and Secretary

Bridgeville, Pennsylvania

Appendix A

AMENDMENT TO THE

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

AMENDED AND RESTATED 2017 EQUITY INCENTIVE PLAN

Pursuant to Section 5.2 of the Universal Stainless & Alloy Products, Inc. Amended and Restated 2017 Equity Incentive Plan (the “Plan”), the Plan is hereby amended as follows:

The first sentence of Section 4.1 of the Plan is amended by restating the sentence in its entirety to read as follows:

Subject to adjustment under Section 15, the aggregate number of Shares authorized to be issued under the Plan shall not exceed 1,468,357.

EXECUTION

To record the adoption of this Amendment to the Plan, Universal Stainless & Alloy Products, Inc. has caused its appropriate officers to execute this Amendment as of the                day of May, 2022.

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

By:
Name:	Dennis M. Oates
Title:	Chairman, President and Chief Executive Officer

A-1

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

2022 Annual Meeting of Stockholders

May 4, 2022,
10:00 A.M., local time
This Proxy is Solicited on Behalf
of The Board of Directors

Please Be Sure To Mark, Sign, Date and Return Your Proxy Card in the Envelope Provided

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲
PROXY							Please mark your votes like this
THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS VOTES “FOR” EACH OF THE FOLLOWING:

1.	Election of the following nominees as directors:	FOR all Nominees listed below	WITHHOLD AUTHORITY to vote (except as indicated to the contrary for all nominees listed below)
		☐		☐		FOR	AGAINST	ABSTAIN
	NOMINEES: (01) Christopher L. Ayers (02) Judith L. Bacchus (03) M. David Kornblatt	(04) Dennis M. Oates (05) Udi Toledano			4. Ratification of the appointment of Schneider Downs & Co., Inc. as the Company’s independent registered pubic accountants for 2022.	☐	☐	☐
(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above)
		FOR	AGAINST	ABSTAIN	5. OTHER MATTERS: Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting or any adjournment or postponement thereof.
2.	Approval of the compensation for the Company’s named executive officers.	☐	☐	☐
THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND THE PROXY STATEMENT FURNISHED HEREWITH.

		FOR	AGAINST	ABSTAIN		CONTROL NUMBER
3.	Approval of an Amendment to the Universal Stainless & Alloy Products, Inc. Amended and Restated 2017 Equity Incentive Plan to increase the number of shares reserved for issuance under the plan by 500,000 shares.	☐	☐	☐

Signature	Signature	Date	, 2022.

Note: Please print and sign your name exactly as it appears hereon. When signing as attorney, agent, executor, administrator, trustee, guardian or corporate officer, please give full title as such. Each joint owner should sign the Proxy. If a corporation, please sign as full corporate name by president or authorized officer. If a partnership, please sign in partnership name by authorized person.

▲  FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED  ▲

PROXY

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING

OF STOCKHOLDERS TO BE HELD ON MAY 4, 2022

The undersigned hereby appoints Dennis M. Oates and John J. Arminas, and each of them, with full power of substitution, proxies to vote all shares of common stock, $.001 par value, of Universal Stainless & Alloy Products, Inc., a Delaware corporation (the “Company”), for which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Hyatt Regency Pittsburgh International Airport, 1111 Airport Boulevard, Pittsburgh, Pennsylvania 15231, on May 4, 2022 at 10:00 a.m., local time, and at any and all adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY COMPLETED, EXECUTED, DATED AND RETURNED, WILL BE VOTED AS INDICATED. IF NO INDICATION IS MADE ON A PROXY THAT IS PROPERLY COMPLETED, SIGNED, DATED AND RETURNED, THE PROXY WILL BE VOTED FOR EACH OF THE DIRECTOR NOMINEES, FOR PROPOSAL 2, FOR PROPOSAL 3, FOR PROPOSAL 4 AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXIES HEREIN ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE. YOU MAY REVOKE THIS PROXY AT ANY TIME BY FORWARDING TO THE COMPANY A SUBSEQUENTLY DATED PROXY RECEIVED BY THE COMPANY PRIOR TO THE TAKING OF A VOTE ON THE MATTER HEREIN.

(Continued, and to be marked, dated and signed, on the other side)